                                                                   Exhibit 10.43



                    $150,000,000.00 REVOLVING CREDIT FACILITY

                                CREDIT AGREEMENT

                                  by and among

                               RESPIRONICS, INC.,

                             THE BANKS PARTY HERETO,

                    PNC BANK, NATIONAL ASSOCIATION, As Agent,

                                       and

                  PNC CAPITAL MARKETS, INC., As Lead Arranger,

                                       and

                          CITIZENS BANK OF PENNSYLVANIA

                                       and

                  FLEET NATIONAL BANK, as Documentation Agents

                              Dated August 19, 2002

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                                TABLE OF CONTENTS

Section                                                                                  Page
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
1.   CERTAIN DEFINITIONS ..............................................................     1
     1.1    Certain Definitions. ......................................................     1
     1.2    Construction. .............................................................    18
            1.2.1.    Number; Inclusion. ..............................................    18
            1.2.2.    Determination. ..................................................    18
            1.2.3.    Agent's and Bank's Discretion and Consent. ......................    18
            1.2.4.    Documents Taken as a Whole. .....................................    18
            1.2.5.    Headings. .......................................................    19
            1.2.6.    Implied References to this Agreement. ...........................    19
            1.2.7.    Persons. ........................................................    19
            1.2.8.    Modifications to Documents. .....................................    19
            1.2.9.    From, To and Through. ...........................................    19
            1.2.10.   Shall; Will. ....................................................    19
     1.3    Accounting Principles. ....................................................    19

2.   REVOLVING CREDIT AND SWING LOAN FACILITIES .......................................    20
     2.1    Revolving Credit and Swing Loan Commitments. ..............................    20
            2.1.1.    Revolving Credit Loans. .........................................    20
            2.1.2.    Swing Loans. ....................................................    20
     2.2    Nature of Banks' Obligations with Respect to Revolving Credit Loans. ......    20
     2.3    Commitment Fees. ..........................................................    21
     2.4    Closing Fee. ..............................................................    21
     2.5    Revolving Credit Loan Requests; Swing Loan Requests. ......................    21
            2.5.1.    Revolving Credit Loan Requests. .................................    21
            2.5.2.    Swing Loan Requests. ............................................    22
     2.6    Making Revolving Credit Loans and Swing Loans; Revolving Credit
            Notes and Swing Notes. ....................................................    22
            2.6.1.    Making Revolving Credit Loans. ..................................    22
            2.6.2.    Making Swing Loans. .............................................    22
            2.6.3.    Revolving Credit Notes. .........................................    23
            2.6.4.    Swing Note. .....................................................    23
     2.7    Borrowings to Repay Swing Loans. ..........................................    23
     2.8    Use of Proceeds. ..........................................................    23
     2.9    Letter of Credit Subfacility. .............................................    23
            2.9.1.    Issuance of Letters of Credit. ..................................    23
            2.9.2.    Letter of Credit Fees. ..........................................    24
            2.9.3.    Disbursements, Reimbursement. ...................................    24
            2.9.4.    Repayment of Participation Advances. ............................    25
            2.9.5.    Documentation. ..................................................    26
            2.9.6.    Determinations to Honor Drawing Requests. .......................    26
            2.9.7.    Nature of Participation and Reimbursement Obligations. ..........    26
            2.9.8.    Indemnity. ......................................................    28
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                                TABLE OF CONTENTS

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            2.9.9.    Liability for Acts and Omissions..................................    28
     2.10   Increase of Revolving Credit Commitments....................................    30
     2.11   Estoppel....................................................................    30

3.   INTEREST RATES ....................................................................    31
     3.1    Interest Rate Options.......................................................    31
            3.1.1.    Revolving Credit Interest Rate Options............................    31
            3.1.2.    Rate Quotations...................................................    32
            3.1.3.    Change in Fees or Interest Rates..................................    32
     3.2    Interest Periods............................................................    32
     3.3    Interest After Default......................................................    33
            3.3.1.    Letter of Credit Fees, Interest Rate..............................    33
            3.3.2.    Other Obligations.................................................    33
            3.3.3.    Acknowledgment....................................................    33
     3.4    Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not
            Available...................................................................    33
            3.4.1.    Unascertainable...................................................    33
            3.4.2.    Illegality; Increased Costs; Deposits Not Available...............    33
            3.4.3.    Agent's and Bank's Rights.........................................    34
     3.5    Selection of Interest Rate Options..........................................    34

4.   PAYMENTS ..........................................................................    35
     4.1    Payments....................................................................    35
     4.2    Pro Rata Treatment of Banks.................................................    35
     4.3    Interest Payment Dates......................................................    35
     4.4    Voluntary Prepayments.......................................................    36
            4.4.1.    Right to Prepay...................................................    36
            4.4.2.    Replacement of a Bank.............................................    37
            4.4.3.    Change of Lending Office..........................................    37
     4.5    Additional Compensation in Certain Circumstances............................    38
            4.5.1.    Increased Costs or Reduced Return  Resulting from Taxes, Reserves,
                   Capital Adequacy Requirements, Expenses, Etc.........................    38
            4.5.2.    Indemnity.........................................................    38
     4.6    Settlement Date Procedures..................................................    39

5.   REPRESENTATIONS AND WARRANTIES ....................................................    40
     5.1    Representations and Warranties..............................................    40
            5.1.1.    Organization and Qualification....................................    40
            5.1.2.    Subsidiaries......................................................    40
            5.1.3.    Power and Authority...............................................    40
            5.1.4.    Validity and Binding Effect.......................................    40
            5.1.5.    No Conflict.......................................................    41
            5.1.6.    Litigation........................................................    41
            5.1.7.    Title to Properties...............................................    41
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                               TABLE OF CONTENTS

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
Section                                                                                   Page
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            5.1.8.    Financial Statements..............................................    42
            5.1.9.    Use of Proceeds; Margin Stock.....................................    42
            5.1.10.   Full Disclosure...................................................    42
            5.1.11.   Taxes.............................................................    43
            5.1.12.   Consents and Approvals............................................    43
            5.1.13.   No Event of Default; Compliance with Instruments..................    43
            5.1.14.   Patents, Trademarks, Copyrights, Licenses, Etc....................    44
            5.1.15.   Insurance.........................................................    44
            5.1.16.   Compliance with Laws..............................................    44
            5.1.17.   Material Contracts................................................    44
            5.1.18.   Investment Companies; Regulated Entities..........................    44
            5.1.19.   Plans and Benefit Arrangements....................................    45
            5.1.20.   Employment Matters................................................    45
            5.1.21.   Environmental Matters.............................................    46
            5.1.22.   Senior Debt Status................................................    47
     5.2    Updates to Schedules........................................................    47

6.   CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT ...........................    47
     6.1    First Loans and Letters of Credit...........................................    47
            6.1.1.    Officer's Certificate.............................................    47
            6.1.2.    Secretary's Certificate...........................................    48
            6.1.3.    Delivery of Loan Documents........................................    48
            6.1.4.    Opinion of Counsel................................................    48
            6.1.5.    Legal Details.....................................................    48
            6.1.6.    Payment of Fees...................................................    49
            6.1.7.    Consents..........................................................    49
            6.1.8.    Officer's Certificate Regarding MACs..............................    49
            6.1.9.    No Violation of Laws..............................................    49
            6.1.10.   No Actions or Proceedings.........................................    49
            6.1.11.   Insurance Policies; Certificates of Insurance; Endorsements.......    49
            6.1.12.   Lien Searches.....................................................    49
            6.1.13.   Termination Statements:  Release Statements and Other Releases....    50
            6.1.14.   Repayment of Prohibited Indebtedness..............................    50
            6.1.15.   Other Documents and Conditions....................................    50
     6.2    Each Additional Loan or Letter of Credit....................................    50

7.   COVENANTS .........................................................................    51
     7.1    Affirmative Covenants.......................................................    51
            7.1.1.    Preservation of Existence, Etc....................................    51
            7.1.2.    Payment of Liabilities, Including Taxes, Etc......................    51
            7.1.3.    Maintenance of Insurance..........................................    51
            7.1.4.    Maintenance of Properties and Leases..............................    52
            7.1.5.    Maintenance of Patents, Trademarks, Etc...........................    52
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                               TABLE OF CONTENTS

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            7.1.6.    Visitation Rights.................................................     52
            7.1.7.    Keeping of Records and Books of Account...........................     52
            7.1.8.    Plans and Benefit Arrangements....................................     53
            7.1.9.    Compliance with Laws..............................................     53
            7.1.10.   Use of Proceeds...................................................     53
            7.1.11.   Subordination of Intercompany Loans...............................     53
     7.2    Negative Covenants..........................................................     53
            7.2.1.    Indebtedness......................................................     54
            7.2.2.    Liens; Negative Pledge............................................     54
            7.2.3.    Guaranties........................................................     55
            7.2.4.    Loans and Investments.............................................     55
            7.2.5.    Dividends and Related Distributions...............................     56
            7.2.6.    Liquidations, Mergers, Consolidations, Acquisitions...............     56
            7.2.7.    Dispositions of Assets or Subsidiaries............................     57
            7.2.8.    Affiliate Transactions............................................     58
            7.2.9.    Subsidiaries......................................................     58
            7.2.10.   Continuation of or Change in Business.............................     59
            7.2.11.   Plans and Benefit Arrangements....................................     59
            7.2.12.   Maximum Leverage Ratio............................................     59
            7.2.13.   Minimum Interest Coverage Ratio...................................     59
            7.2.14.   Minimum Net Worth.................................................     60
     7.3    Reporting Requirements......................................................     60
            7.3.1.    Quarterly Financial Statements....................................     60
            7.3.2.    Annual Financial Statements.......................................     60
            7.3.3.    Certificate of the Borrower.......................................     61
            7.3.4.    Notice of Default.................................................     61
            7.3.5.    Notice of Litigation..............................................     61
            7.3.6.    Budgets, Forecasts, Other Reports and Information.................     61
            7.3.7.    Notices Regarding Plans and Benefit Arrangements..................     62

8.   DEFAULT ...........................................................................     64
     8.1    Events of Default...........................................................     64
            8.1.1.    Payments Under Loan Documents.....................................     64
            8.1.2.    Breach of Warranty................................................     64
            8.1.3.    Breach of Negative Covenants......................................     64
            8.1.4.    Breach of Other Covenants.........................................     64
            8.1.5.    Defaults in Other Agreements or Indebtedness......................     64
            8.1.6.    Final Judgments or Orders.........................................     65
            8.1.7.    Loan Document Unenforceable.......................................     65
            8.1.8.    Proceedings Against Assets........................................     65
            8.1.9.    Notice of Lien or Assessment......................................     65
            8.1.10.   Insolvency........................................................     65
            8.1.11.   Events Relating to Plans and Benefit Arrangements.................     65
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                                TABLE OF CONTENTS

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
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
            8.1.12.   Cessation of Business.............................................     66
            8.1.13.   Change of Control.................................................     66
            8.1.14.   Involuntary Proceedings...........................................     66
            8.1.15.   Voluntary Proceedings.............................................     66
     8.2    Consequences of Event of Default............................................     67
            8.2.1.    Events of Default Other Than Bankruptcy, Insolvency or
                   Reorganization Proceedings...........................................     67
            8.2.2.    Bankruptcy, Insolvency or Reorganization Proceedings..............     67
            8.2.3.    Set-off...........................................................     67
            8.2.4.    Suits, Actions, Proceedings.......................................     68
            8.2.5.    Application of Proceeds; Collateral Sharing.......................     68
            8.2.6.    Other Rights and Remedies.........................................     69

9.   THE AGENT .........................................................................     69
     9.1    Appointment.................................................................     69
     9.2    Delegation of Duties........................................................     69
     9.3    Nature of Duties; Independent Credit Investigation..........................     69
     9.4    Actions in Discretion of Agent; Instructions From the Banks.................     70
     9.5    Reimbursement and Indemnification of Agent by the Borrower..................     70
     9.6    Exculpatory Provisions; Limitation of Liability.............................     71
     9.7    Reimbursement and Indemnification of Agent by Banks.........................     72
     9.8    Reliance by Agent...........................................................     72
     9.9    Notice of Default...........................................................     72
     9.10   Notices.....................................................................     72
     9.11   Banks in Their Individual Capacities; Agent in its Individual Capacity......     73
     9.12   Holders of Notes............................................................     73
     9.13   Equalization of Banks.......................................................     73
     9.14   Successor Agent.............................................................     74
     9.15   Agent's Fee.................................................................     74
     9.16   Availability of Funds.......................................................     74
     9.17   Calculations................................................................     75
     9.18   Beneficiaries...............................................................     75
     9.19   Documentation Agents........................................................     75

10.  MISCELLANEOUS .....................................................................     75
     10.1   Modifications, Amendments or Waivers........................................     75
            10.1.1.   Increase of Commitment; Extension of Expiration Date..............     76
            10.1.2.   Extension of Payment; Reduction of Principal Interest or Fees;
                   Modification of Terms of Payment.....................................     76
            10.1.3.   Release of Guarantor..............................................     76
            10.1.4.   Miscellaneous.....................................................     76
     10.2   No Implied Waivers; Cumulative Remedies; Writing Required...................     76
     10.3   Reimbursement and Indemnification of Banks by the Borrower; Taxes...........     77
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                                TABLE OF CONTENTS

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     10.4   Holidays....................................................................     77
     10.5   Funding by Branch, Subsidiary or Affiliate..................................     78
            10.5.1.   Notional Funding..................................................     78
            10.5.2.   Actual Funding....................................................     78
     10.6   Notices.....................................................................     78
     10.7   Severability................................................................     79
     10.8   Governing Law...............................................................     80
     10.9   Prior Understanding.........................................................     80
     10.10  Duration; Survival..........................................................     80
     10.11  Successors and Assigns......................................................     80
     10.12  Confidentiality.............................................................     81
            10.12.1.  General...........................................................     81
            10.12.2.  Sharing Information With Affiliates of the Banks..................     82
     10.13  Counterparts................................................................     82
     10.14  Agent's or Bank's Consent...................................................     82
     10.15  Exceptions..................................................................     82
     10.16  CONSENT TO FORUM; WAIVER OF JURY TRIAL......................................     83
     10.17  Tax Withholding Clause......................................................     83
     10.18  Joinder of Guarantors.......................................................     84

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

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)(1)      -      PRICING GRID
SCHEDULE 1.1(A)(2)              AUTHORIZED OFFICERS
SCHEDULE 1.1(B)          -      COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)(1)       -      PERMITTED INVESTMENTS
SCHEDULE 1.1(P)(2)       -      PERMITTED LIENS
SCHEDULE 1.1(R)          -      RECOURSE PURCHASE AGREEMENTS
SCHEDULE 2.9.1           -      EXISTING LETTERS OF CREDIT
SCHEDULE 5.1.1           -      QUALIFICATIONS TO DO BUSINESS
SCHEDULE 5.1.2           -      SUBSIDIARIES
SCHEDULE 5.1.6           -      LITIGATION
SCHEDULE 5.1.10          -      TAXES
SCHEDULE 5.1.12          -      CONSENTS AND APPROVALS
SCHEDULE 5.1.14          -      PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC.
SCHEDULE 5.1.15          -      INSURANCE
SCHEDULE 5.1.19          -      EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 5.1.21          -      ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.2.1           -      PERMITTED INDEBTEDNESS

EXHIBITS

EXHIBIT 1.1(A)           -      ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)        -      GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)        -      GUARANTY AGREEMENT
EXHIBIT 1.1(I)           -      INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(R)           -      REVOLVING CREDIT NOTE
EXHIBIT 1.1(S)           -      SWING NOTE
EXHIBIT 2.5.1            -      REVOLVING CREDIT LOAN REQUEST
EXHIBIT 2.5.2            -      SWING LOAN REQUEST
EXHIBIT 7.2.6            -      ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 7.3.3            -      QUARTERLY COMPLIANCE CERTIFICATE

                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is dated August 19, 2002 and is made by and among Respironics, Inc., a Delaware corporation (the "Borrower"), each of the Guarantors (as hereinafter defined), the Banks (as hereinafter defined), PNC Bank, National Association, in its capacity as agent for the Banks under this Agreement (hereinafter referred to in such capacity as the "Agent"), and Citizens Bank of Pennsylvania and Fleet National Bank, in their capacity as documentation agents for the Banks under this Agreement (hereinafter collectively referred to as the "Documentation Agents").

                                   WITNESSETH:

     WHEREAS, the Borrower has requested the Banks to provide a revolving credit facility (including a letter of credit subfacility) to the Borrower in an aggregate principal amount of One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00); and

     WHEREAS, the revolving credit facility shall be used to repay certain existing indebtedness of the Borrower including amounts due under the Prior Loan Agreement, for working capital, general corporate purposes, including capital expenditures, and for Permitted Acquisitions (as hereinafter defined); and

     WHEREAS, the Banks are willing to provide such credit including letters of credit upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

                             1. CERTAIN DEFINITIONS

     1.1  Certain Definitions.

          In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

               Adjusted EBIT shall mean, as of any date of determination, EBIT of the Borrower and its Subsidiaries for the period equal to the immediately preceding twelve (12) consecutive months, as adjusted to include the sum of (i) net income plus (ii) interest expense, plus (iii) income tax expense calculated as set forth in the definition of "EBIT" below of any Persons or assets acquired by the Borrower or its Subsidiaries during such period on a pro forma basis for such period as if such Permitted Acquisition had occurred on the first (1st) day of such period, as evidenced by pro forma financial statements in form and substance satisfactory to the Agent, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

               Adjusted EBITDA shall mean, as of any date of determination, EBITDA of the Borrower and its Subsidiaries for the period equal to the immediately preceding twelve (12) consecutive months, as adjusted to include the sum of (i) net income plus (ii) interest expense, plus (iii) income tax expense, all calculated as set forth in the definition of "EBIT" below, plus (iv) depreciation and amortization for such period of any Persons or assets acquired by the Borrower or its Subsidiaries during such period on a pro forma basis for such period as if such Permitted Acquisition had occurred on the first (1st) day of such period as evidenced by pro forma financial statements in form and substance satisfactory to the Agent, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

               Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

               Agent shall mean PNC Bank and its successors and assigns and any successor agent pursuant to Section 9.14.

               Agent's Fee shall have the meaning assigned to that term in
Section 9.15.

               Agent's Letter shall have the meaning assigned to that term in
Section 9.15.

               Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

               Annual Statements shall have the meaning assigned to that term in
Section 5.1.8(i).

               Applicable Commitment Fee Percentage shall mean, as applicable, the percentage identified at the indicated Leverage Ratio of the Borrower and its Subsidiaries in the Pricing Grid on Schedule 1.1(A) below the heading "Commitment Fee Percentage".

               Applicable Letter of Credit Fee Percentage shall mean, as applicable, the percentage identified at the indicated Leverage Ratio of the Borrower and its Subsidiaries in the Pricing Grid on Schedule 1.1(A) below the heading "Letter of Credit Fee Percentage".

               Applicable Margin shall mean, as applicable: (A) the percentage margin to be added to the Base Rate under the Base Rate Option at the indicated Leverage Ratio of the Borrower and its Subsidiaries in the pricing grid on
Schedule 1.1(A)(1) attached hereto and made a part hereof below the heading "Base Rate Margin"; or (B) the percentage margin to be added to the Euro Rate under the Euro Rate Option at the indicated Leverage Ratio of the Borrower and its

Subsidiaries in the pricing grid on Schedule 1.1(A)(1) below the heading "Euro-Rate Margin". The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A)(1).

               Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Bank, a Transferor Bank and the Agent, as Agent and on behalf of the remaining Banks, substantially in the form of Exhibit 1.1(A).

               Authorized Officer shall mean those individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. As of the date of this Agreement, the Authorized Officers of each of the Loan Parties are set forth on Schedule 1.1(A)(2) attached hereto and made a part hereof. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

               Bank-Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Bank and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Loan Parties to the provider of any Bank-Provided Interest Rate Hedge (the "Hedge Liabilities") shall be "Obligations" hereunder, guaranteed obligations under the Guaranty Agreement and otherwise treated as Obligations for purposes of each of the other Loan Documents.

               Banks shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

               Base Net Worth shall mean, as of any date of determination, the sum of Two Hundred Fourteen Million Four Hundred Ten Thousand and 00/100 Dollars ($214,410,000.00) plus (i) fifty percent (50%) of consolidated net income of the Borrower and its Subsidiaries (excluding, however, extraordinary gains) for each fiscal quarter in which net income was earned (as opposed to a net loss), plus
(ii) fifty percent (50%) of the net proceeds of capital stock issued by the Borrower and/or its Subsidiaries (other than capital stock issued under any stock option plan, 401(K) plan, employee stock purchase program or other Benefit Arrangement) during the period from the Closing Date through the date of determination, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

               Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Rate plus one-half of one percent (.50%) per annum.

               Base Rate Option shall mean the Revolving Credit Base Rate
Option.

               Benefit Arrangement shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

               Borrower shall mean as set forth in the preamble hereof.

               Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

               Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans (including Swing Loans) to which a Base Rate Option applies shall constitute one Borrowing Tranche.

               Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

               Cash Equivalents shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's or at least P-1 from Moody's Investors Service, Inc.; and (c) certificates of deposits or bankers' acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from any commercial bank organized under the laws of the United States of America, or any state thereof or the District of Columbia, having combined capital and surplus of not less than Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00) and not subject to setoff rights in favor of such bank.

               Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be August 19, 2002 or such other date as the parties agree. The closing shall take place at 9:00 a.m., Pittsburgh, Pennsylvania time, on the Closing Date at the Pittsburgh, Pennsylvania offices of Thorp Reed & Armstrong, LLP, or at such other time and place as the parties agree.

               Closing Fee shall mean the fee referred to in Section 2.4.

               Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

               Commitment shall mean, as to any Bank, its Revolving Credit Commitment and, in the case of the Agent, the aggregate of its Revolving Credit Commitment and its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitment and Swing Loan Commitment of all of the Banks.

               Commitment Fee shall have the meaning assigned to that term in
Section 2.3.

               Compliance Certificate shall have the meaning assigned to that term in Section 7.3.3.

               Consolidated Net Income shall mean, as of any date of determination, the net income (or deficit) of the Borrower and its Subsidiaries, for the period equal to the immediately preceding twelve (12) consecutive months, after deducting all operating expenses, provisions for all taxes and reserves (including reserves for all deferred income taxes) and all other proper deductions, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

               Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

               Documentation Agents shall collectively mean Citizens Bank of Pennsylvania and Fleet National Bank and their respective successors and assigns.

               Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

               Drawing Date shall have the meaning assigned to that term in
Section 2.9.3.2.

               EBIT shall mean, as of any date of determination, the sum of (i) Consolidated Net Income for such period, excluding therefrom (A) any extraordinary, non-recurring or unusual items of gain or loss (including without limitation those items created by mandated changes in accounting treatment), provided, however, all extraordinary, non-recurring or unusual cash losses incurred from and after June 30, 2002 in excess of Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate throughout the term of this Agreement shall not be excluded, and (B) any gain or loss of any other Person accounted for on the equity method, except to the extent of cash distributions received during the relevant period, plus (ii) interest expense, plus (iii) income tax expense, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

               EBITDA shall mean, as of any date of determination, the sum of
(i) EBIT plus (ii) depreciation and amortization, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

               Environmental Complaint shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

               Environmental Laws shall mean all federal, state, local and foreign Laws and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by an Official Body or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control;
(ii) protection of the environment; (iii) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (iv) the presence of Contamination; (v) the protection of endangered or threatened species; and (vi) the protection of Environmentally Sensitive Areas.

               Environmentally Sensitive Area shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

               ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

               ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

               Euro-Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum)
(i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers' Association as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if the British Bankers' Association or its successor ceases to provide such quotes, a comparable replacement determined by the Agent) display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

                           Average of London interbank offered rates quoted
                           by BBA or appropriate successor as shown on
         Euro-Rate =       Dow Jones Markets Service display page 3750
                           -------------------------------------------
                                 1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

               Euro-Rate Option shall mean the Revolving Credit Euro-Rate
Option.

               Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

               Event of Default shall mean any of the events described in
Section 8.1 and referred to therein as an "Event of Default."

               Excess Interest shall have the meaning assigned to that term in
Section 3.1.

               Executive Officers shall mean (i) with respect to the Borrower, any officer identified as an executive officer in the Annual Report on Form 10-K of the Borrower and (ii) with respect to any other Loan Party, the President, Treasurer or General Counsel of such Loan Party.

               Expiration Date shall mean August 31, 2005.

               Federal Funds Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the "Open Rate" for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler (or any successor) or any other broker selected by the Agent, as set forth on the applicable Dow Jones Markets Service (formerly known as Telerate) display page; provided however, that if such day is not a Business Day, the Federal Funds Rate for such day shall be the "Open Rate" on the immediately preceding Business Day or if no such rate shall be quoted by a federal funds broker at such time, such other rate as determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error). If and when the Federal Funds Rate changes, the rate of interest hereunder with respect to any Loan to which the Federal Funds Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

               GAAP shall mean generally accepted accounting principles as are in effect in the United States of America from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

               Governmental Acts shall have the meaning assigned to that term in
Section 2.9.8.

               Guarantor shall mean each of the parties to this Agreement which is designated as a "Guarantor" on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 10.18.

               Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement and the other Loan Documents in the form of Exhibit 1.1(G)(1).

               Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

               Guaranty Agreement or Guaranty Agreements shall mean, singularly or collectively, as the context may require, the Guaranty and Suretyship Agreements in substantially the form of Exhibit 1.1(G)(2) executed and delivered by the Guarantors to the Agent for the benefit of the Banks on or after the date hereof, as amended, modified or supplemented from time to time.

               Historical Statements shall have the meaning assigned to that term in Section 5.1.8(i).

               Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device,
(iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), (v) any Guaranty of Indebtedness for borrowed money or (vi) a Receivables Financing.

                    Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors undertaken under any Law.

                    Intercompany Subordination Agreement shall mean a Subordination Agreement made by the Loan Parties for the benefit of the Agent in the form attached hereto as Exhibit 1.1(I).

                    Interest Coverage Ratio shall mean, as of any date of determination, the ratio of Adjusted EBIT to interest expense, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

                    Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be (i) one (1), two (2), three (3), six (6) or twelve (12) Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

                    Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

                    Interest Rate Option shall mean any Euro-Rate Option or Base Rate Option.

                    Interim Statements shall have the meaning assigned to that term in Section 5.1.8(i).

                    Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

                    Issuer shall mean the Agent or any Affiliate of the Agent and their successors and assigns.

                    Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

                    Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

                    Letter of Credit shall have the meaning assigned to that term in Section 2.9.1.

                    Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.9.3.4.

                    Letter of Credit Fee shall have the meaning assigned to that term in Section 2.9.2.

                    Letters of Credit Outstanding shall mean at any time the sum of (without duplication) (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations and Letter of Credit Borrowings.

                    Leverage Ratio shall mean, as of any date of determination, the ratio of Indebtedness to Adjusted EBITDA, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

                    Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

                    LLC Interests shall have the meaning given to such term in
Section 5.1.2.

                    Loan Documents shall mean this Agreement, the Agent's Letter, the Guaranty Agreements, the Intercompany Subordination Agreement, Letters of Credit, the Notes, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

                    Loan Parties shall mean the Borrower and the Guarantors.

                    Loan Request shall have the meaning given to such term in
Section 2.5.

                    Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.

                    Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform their Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

                    Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

                    Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

                    Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

                    Net Worth shall mean, as of any date of determination, the total stockholders equity of the Borrower and its Subsidiaries, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

                    Notes shall mean the Revolving Credit Notes and the Swing Note.

                    Notices shall have the meaning assigned to that term in
Section 10.6.

                    Obligation shall mean any obligation or liability of any of the Loan Parties to the Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Agent's Letter or any other Loan Document. Obligations shall include the liabilities to any Bank under any Bank-Provided Interest Rate Hedge but shall not include the liabilities to other Persons under any other Interest Rate Hedge.

                    Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                    Participation Advance shall mean, with respect to any Bank, such Bank's payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.9.3.4.

                    Partnership Interests shall have the meaning given to such term in Section 5.1.2.

                    PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

                    Permitted Acquisitions shall mean (i) acquisitions described in Section 7.2.6(4) and (ii) other acquisitions consented to in advance in writing by the Required Banks.

                    Permitted Investments shall mean:

                         (i)    direct obligations of the United States of
America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

                         (ii)   commercial paper maturing in 180 days or less
rated not lower than A-1 by Standard & Poor's or P-1 by Moody's Investors Service, Inc. on the date of acquisition;

                         (iii)  dollar denominated demand deposits, time
deposits or certificates of deposit maturing within one year in domestic commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition or P-1, A or the equivalent or better by Moody's Investors Service, Inc. on the date of acquisition;

                         (iv)   cash management "sweep accounts" made available
to the Borrower and its Subsidiaries by the Banks which invest directly or indirectly through common investment funds, repurchase agreements or otherwise in securities of the type described in items (i) through (iii) inclusive above and similar accounts made available by other financial institutions for temporary purposes for the Borrower's foreign Subsidiaries;

                         (v)    any investment existing on the date of this
Agreement and described on Schedule 1.1(P)(1);

                         (vi)   existing ownership interests in Subsidiaries of
the Borrower; and

                         (vii)  money market investments rated at least AA or
higher by Standard & Poor's or AAm-G or higher by Moody's Investor Services, Inc. and whose net asset value remains constant $1.00 per share.

                    Permitted Liens shall mean:

                         (i)    Liens for taxes, assessments, or similar
charges, incurred in the ordinary course of business and which are not yet due and payable;

                         (ii)   Pledges or deposits made in the ordinary course
of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

                         (iii)  Liens of mechanics, materialmen, warehousemen,
carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

                         (iv)   Good-faith pledges or deposits made in the
ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

                         (v)    Encumbrances consisting of zoning restrictions,
easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

                         (vii)  Any Lien existing on the date of this Agreement
and described on Schedule 1.1(P)(2), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien, and Liens created in connection with a refinancing of Indebtedness identified on Schedule 7.2.1 which refinancing is not in violation of the terms of item (ii) of Section 7.2.1;

                         (viii) Purchase Money Security Interests arising after
the date of this Agreement, Liens pursuant to capitalized leases arising after the date of this Agreement, and existing Liens on assets of a Person at the time it becomes a Subsidiary in connection with a Permitted Acquisition, provided that such Liens extend only to the assets acquired in such Permitted Acquisition and provided further that the aggregate amount of Indebtedness secured by such Purchase Money Security Interests, capitalized leases and such Liens arising in connection with Permitted Acquisitions shall not exceed the amount set forth in Section 7.2.1(iii);

                         (ix)   Liens arising in connection with a Receivables
Financing, provided, however, that such Receivables Financing has been approved by the Required Banks; and

                         (x)    The following, (A) if the validity or amount
thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within sixty (60) days of entry, and in either case they do not, in the aggregate, constitute a Material Adverse Change:

                    (1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

                    (2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

                    (3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

                    (4) Liens resulting from final judgments or orders which do not constitute an Event of Default under Section 8.1.6.

                    Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

                    Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or
(ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

                    PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

                    Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

                    Principal Office shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania.

                    Prior Loan Agreement shall mean the Credit Agreement, dated as of May 8, 1998, by and among the Borrower, the lenders party thereto and PNC Bank as the issuing bank, administrative agent and syndication agent and Bank of America National Trust and Savings Association as the documentation agent, as amended, modified or supplemented from time to time.

                    Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

                    Property shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

                    Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

                    Purchasing Bank shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

                    Ratable Share shall mean the proportion that a Bank's Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Banks.

                    Receivables Financing shall mean the sale and/or pledge of all or a portion of the accounts receivable of the Loan Parties in connection with an "asset securitization" or similar transaction.

                    Recourse Purchase Agreements shall mean agreements entered into by the Borrower or a Subsidiary pursuant to which accounts or leases are assigned to or originated by a third party with such third party having full or partial recourse to the Borrower or such Subsidiary for nonpayment of the underlying account or lease obligation.

                    Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic substance," "toxic waste," "hazardous waste," "special handling waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," or "regulated substance" or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

                    Regulation U shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

                    Reimbursement Obligation shall have the meaning assigned to such term in Section 2.9.3.2.

                    Reportable Event shall mean a reportable event described in
Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

                    Required Banks shall mean

                    (i) if there are no Revolving Credit Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, the Banks then holding at least fifty and one-tenth percent (50.1%) of the sum of the aggregate Revolving Credit Commitments of all of the Banks then in effect; or

                    (ii) if there are Revolving Credit Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, any Bank or group of Banks if the sum of the Revolving Credit Loans, the Reimbursement Obligations and Letter of Credit Borrowings of such Banks then outstanding aggregates at least fifty and one-tenth percent (50.1%) of the total principal amount of all of the Revolving Credit Loans, the Reimbursement Obligations and Letter of Credit Borrowings then outstanding. Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Agent and not a participating Bank if such Bank has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Bank to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

                    Required Environmental Notices shall mean all notices, reports, plans, forms or other filings which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.

                    Required Environmental Permits shall mean all permits, licenses, bonds, consents, programs, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of the Borrower or Guarantors.

                    Required Share shall have the meaning assigned to such term in Section 4.6 (excluding the Swing Loans).

                    Revolving Credit Base Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(i).

                    Revolving Credit Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.

               Revolving Credit Euro-Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(ii).

               Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Banks or one of the Banks to the Borrower pursuant to
Section 2.1 or 2.9.3.

               Revolving Credit Notes shall mean collectively and Revolving Credit Note shall mean separately all the Revolving Credit Notes of the Borrower in the form of Exhibit 1.1(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

               Revolving Facility Usage shall mean at any time the sum of the Revolving Credit Loans outstanding and the Letters of Credit Outstanding.

               Settlement Date shall mean the Friday of each week (if such day is a Business Day and if not, the next succeeding Business Day) and any other Business Day in which the Agent elects to effect settlement pursuant to Section 4.6.

               Standard & Poor's shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

               Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business, but excluding any Letter of Credit under which the stated amount of such Letter of Credit increases automatically over time.

               Subsidiary of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, or (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries.

               Subsidiary Shares shall have the meaning assigned to that term in
Section 5.1.2.

                  Swing Loan Commitment shall mean PNC Bank's commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 hereof in an aggregate principal amount up to Ten Million and 00/100 Dollars ($10,000,000.00).

                  Swing Note shall mean the Swing Note of the Borrower in the form of Exhibit 1.1(S) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

                  Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 hereof.

                  Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC Bank to the Borrower pursuant to 2.1.2 hereof.

                  Transferor Bank shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

     1.2  Construction.

          Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

          1.2.1.  Number; Inclusion.

                  references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

          1.2.2.  Determination.

                  references to "determination" of or by the Agent or the Banks shall be deemed to include good-faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

          1.2.3.  Agent's and Bank's Discretion and Consent.

                  whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

          1.2.4.  Documents Taken as a Whole.

                  the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

          1.2.5.  Headings.

                  the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

          1.2.6.  Implied References to this Agreement.

                  article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

          1.2.7.  Persons.

                  reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

          1.2.8.  Modifications to Documents.

                  reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

          1.2.9.  From, To and Through.

                  relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; and

          1.2.10. Shall; Will.

                  references to "shall" and "will" are intended to have the same meaning.

     1.3  Accounting Principles.

          Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 5.1.8(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 7.2 based upon the Borrower's regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower's financial statements at that time.

                 2. REVOLVING CREDIT AND SWING LOAN FACILITIES

     2.1  Revolving Credit and Swing Loan Commitments.

          2.1.1.  Revolving Credit Loans.

                  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date provided that after giving effect to such Loan the aggregate amount of Loans from such Bank shall not exceed such Bank's Revolving Credit Commitment minus such Bank's Ratable Share of the Letters of Credit Outstanding. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.1.

          2.1.2.  Swing Loans.

                  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the "Swing Loans") to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of Ten Million and 00/100 Dollars ($10,000,000.00) (the "Swing Loan Commitment"), provided that the aggregate principal amount of PNC Bank's Swing Loans and the Revolving Credit Loans of all the Banks and the Letters of Credit Outstanding at any one time outstanding shall not exceed the Revolving Credit Commitments of all the Banks. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

     2.2  Nature of Banks' Obligations with Respect to Revolving Credit Loans.

          Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5.1 [Revolving Credit Loan Requests] in accordance with its Ratable Share. The aggregate of each Bank's Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the Letters of Credit Outstanding. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

     2.3  Commitment Fees.

          Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Agent for the account of each Bank, as consideration for such Bank's Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the "Commitment Fee") equal to the Applicable Commitment Fee Percentage (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (i) such Bank's Revolving Credit Commitment as the same may be constituted from time to time (for purposes of this computation, PNC Bank's Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and the
(ii) the sum of such Bank's Revolving Credit Loans outstanding plus its Ratable Share of Letters of Credit Outstanding. All Commitment Fees shall be payable in arrears on the last Business Day of each October, January, April and July after the date hereof and on the Expiration Date or upon acceleration of the Notes.

     2.4  Closing Fee.

          The Borrower agrees to pay to the Agent for the account of each Bank, as consideration for such Bank's Revolving Credit Commitment, a nonrefundable closing fee as set forth in the Agent's letter.

     2.5  Revolving Credit Loan Requests; Swing Loan Requests.

          2.5.1.  Revolving Credit Loan Requests.

                  Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Agent, not later than 10:00 a.m., Pittsburgh time, (i) three
(3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans; and (ii) one
(1) Business Day prior to either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a "Loan Request"), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which shall be in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than Two Million and 00/100 Dollars ($2,000,000.00) for each Borrowing Tranche to which the Euro-Rate Option applies and integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than the lesser of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies;
(iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

          2.5.2.  Swing Loan Requests.

                  Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC Bank to make Swing Loans by delivery to PNC Bank not later than 10:00 a.m., Pittsburgh time on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a "Swing Loan Request"), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00).

     2.6 Making Revolving Credit Loans and Swing Loans; Revolving Credit Notes and Swing Notes.

          2.6.1.  Making Revolving Credit Loans.

                  The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5.1 [Revolving Credit Loan Requests], notify the Banks of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Banks of such Revolving Credit Loans as determined by the Agent in accordance with Section 2.2 [Nature of Banks' Obligations]. Each Bank shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Banks have made funds available to it for such purpose and subject to Section 6.2 [Each Additional Loan], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable Borrowing Date, provided that if any Bank fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Section 9.16 [Availability of Funds].

          2.6.2.  Making Swing Loans.

                  So long as PNC Bank elects to make Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2, fund such Swing Loan to the

Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time on the Borrowing Date.

          2.6.3.  Revolving Credit Notes.

                  The obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Bank in a face amount equal to the Revolving Credit Commitment of such Bank.

          2.6.4.  Swing Note.

                  The obligation of the Borrower to repay the aggregate unpaid principal amount of the Swing Loans made to it by PNC Bank, together with interest thereon, shall be evidenced by a Swing Note dated the Closing Date payable to the order of PNC Bank in a face amount equal to the Swing Loan Commitment.

     2.7  Borrowings to Repay Swing Loans.

          PNC Bank may, at its option, exercisable at any time for any reason whatsoever, request repayment of the Swing Loans, and each Bank shall make a Revolving Credit Loan in an amount equal to such Bank's Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC Bank so requests, accrued interest thereon, provided that no Bank shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 without regard to any of the requirements of that provision. PNC Bank shall provide notice to the Banks (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.7 and of the apportionment among the Banks, and the Banks shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 are then satisfied) by the time PNC Bank so requests, which shall not be earlier than 3:00 p.m. Pittsburgh time on the Business Day next after the date the Banks receive such notice from PNC Bank.

     2.8  Use of Proceeds.

          The proceeds of the Revolving Credit Loans shall be used for working capital, general corporate purposes, including capital expenditures, Permitted Acquisitions and to repay certain existing Indebtedness, including amounts due under the Prior Loan Agreement.

     2.9  Letter of Credit Subfacility.

          2.9.1.  Issuance of Letters of Credit.

                  Borrower may request the issuance of a letter of credit (each a "Letter of Credit") on behalf of itself or another Loan Party by delivering or having such other Loan Party deliver to the Issuer a completed application and agreement for letters of credit in such form as the Issuer may specify from time to time by no later than 10:00 a.m., Pittsburgh time, at least three (3) Business Days, or such shorter period as may be agreed to by the Issuer, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit or a Commercial Letter of Credit. Subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.9.1, the Issuer will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than ten (10) Business Days prior to the Expiration Date and provided further that in no event shall (i) the Letters of Credit Outstanding exceed, at any one time, Thirty Million and 00/100 Dollars ($30,000,000.00) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. As of the date hereof, those letters of credit set forth on
Schedule 2.9.1 attached hereto and made a part hereof, which were issued under the Prior Loan Agreement and are outstanding on the date hereof, are hereby deemed to be Letters of Credit issued and outstanding hereunder and are included in the calculation of Letters of Credit Outstanding. The parties hereto acknowledge and agree that the letter of credit issued by PNC Bank in connection with the Borrower's PEDFA Indebtedness described on Schedule 7.2.1 is not deemed a Letter of Credit hereunder and is not included in the calculation of Letters of Credit Outstanding.

          2.9.2.  Letter of Credit Fees.

                  The Borrower shall pay (i) to the Agent for the ratable account of the Banks a fee (the "Letter of Credit Fee") equal to the Applicable Letter of Credit Fee Percentage (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), and (ii) to the Issuer for its own account a fronting fee equal to one-eighth of one percent (.125%) per annum (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the last Business Day of each October, January, April and July following issuance of each Letter of Credit and on the Expiration Date. The Borrower shall also pay to the Issuer for the Issuer's sole account the Issuer's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuer may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

          2.9.3.  Disbursements, Reimbursement.

                  2.9.3.1 Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank's Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

                  2.9.3.2 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuer will promptly notify the Borrower. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuer shall sometimes be referred to as a "Reimbursement Obligation") the Issuer prior to 12:00 noon, Pittsburgh time on each date that an amount is paid by the Issuer under any

Letter of Credit (each such date, a "Drawing Date") in an amount equal to the amount so paid by the Issuer. In the event the Borrower fails to reimburse the Issuer for the full amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date, the Issuer will promptly notify the Agent (if the Agent is not the Issuer) and the Agent will promptly notify each Bank thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Banks under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements. Any notice given by the Agent pursuant to this Section 2.9.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                    2.9.3.3  Each Bank shall upon any notice pursuant to Section
2.9.3.2 make available to the Agent, for the account of the Issuer, an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Banks shall (subject to Section 2.9.3.4) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Bank so notified fails to make available to the Agent for the account of the Issuer the amount of such Bank's Ratable Share of such amount by no later than 2:00 p.m., Pittsburgh time on the Drawing Date, then interest shall accrue on such Bank's obligation to make such payment, from the Drawing Date to the date on which such Bank makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Agent to give any such notice on the Drawing Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligation under this Section 2.9.3.3.

                    2.9.3.4 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.2, because of the Borrower's failure to satisfy the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Agent a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Bank's payment to the Agent, for the account of the Issuer, pursuant to Section 2.9.3.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a "Participation Advance" from such Bank in satisfaction of its participation obligation under this Section 2.9.3.4.

            2.9.4.  Repayment of Participation Advances.

                    2.9.4.1 Upon (and only upon) receipt by the Agent for the account of the Issuer of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Agent Issuer under the Letter of Credit with respect to which any Bank has made a

Participation Advance to the Agent, or (ii) in payment of interest on such a payment made by the Agent under such a Letter of Credit, the Agent, on behalf of the Issuer, will pay to each Bank, in the same funds as those received by the Agent, for the account of the Issuer, the amount of such Bank's Ratable Share of such funds, except the Agent shall retain the amount of the Ratable Share of such funds of any Bank that did not make a participation Advance in respect of such payment by Agent.

                    2.9.4.2 If the Agent, on behalf of the Issuer, is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Agent, for the account of the Issuer, pursuant to Section 2.9.4.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, on behalf of the Issuer, forthwith return to the Agent, for the account of the Issuer, the amount of its Ratable Share of any amounts so returned by the Agent, on behalf of the Issuer, plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent, for the account of the Issuer, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

            2.9.5.  Documentation.

                    Each Loan Party agrees to be bound by the terms of the Issuer's application and agreement for letters of credit and the Issuer's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

            2.9.6.  Determinations to Honor Drawing Requests.

                    In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

            2.9.7.  Nature of Participation and Reimbursement Obligations.

                    Each Bank's obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by
Section 2.9.3, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Agent, for the account of the Issuer, upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable (other than in the event of the gross negligence or willful misconduct of the Issuer as determined by a final judgment of a court of competent jurisdiction), and shall be performed strictly in accordance with the terms of this Section 2.9.7 under all circumstances, including the following circumstances:

                    (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuer, the Borrower or any other Person for any reason whatsoever;

                    (ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Commitments], 2.5.1 [Revolving Credit Loan Requests], 2.6 [Making Revolving Credit Loans] or 6.2 [Each Additional Loan] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Banks to make Participation Advances under Section 2.9.3;

                    (iii) any lack of validity or enforceability of any Letter of Credit;

                    (iv) any claim of breach of warranty that might be made by any Loan Party or any Bank against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Bank may have at any time against a beneficiary, successor beneficiary, any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuer or any Bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

                    (v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Issuer has been notified thereof;

                    (vi) payment by the Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit (unless such presentation of a demand, draft or certificate or other document does not appear on its face to substantially comply with the terms of the Letter of Credit);

                    (vii) the solvency of, or any acts of omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

                    (viii) any failure by the Issuer to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuer has received written notice from such Loan Party of such failure within three (3) Business Days after the Issuer shall have furnished such Loan

Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

                    (ix)   any Material Adverse Change shall have occurred;

                    (x) any breach of this Agreement or any other Loan Document by any party thereto;

                    (xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

                    (xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

                    (xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

                    (xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

            2.9.8.  Indemnity.

                    In addition to amounts payable as provided in Section 9.5 [Reimbursement of Agent by Borrower, Etc.], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuer from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuer may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuer as determined by a final judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuer of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

            2.9.9.  Liability for Acts and Omissions.

                    As between any Loan Party, on the one hand, and the Issuer, on the other hand, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuer shall not be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuer shall have been notified thereof (unless the documents presented do not appear on their face to substantially comply with the terms of the Letter of Credit)); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee (unless the documents presented do not appear on their face to substantially comply with the terms of the Letter of Credit); (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
(v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuer's rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuer from liability for the Issuer's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction in connection with actions or omissions described in such clauses
(i) through (viii) of such sentence. In no event shall the Issuer be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

                    Without limiting the generality of the foregoing, the Issuer
(i) may rely on any oral or other communication believed in good faith by the Issuer to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuer; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit;
(v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuer in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

                    In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent or the Agent's Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith (and without gross negligence or willful misconduct with respect thereto), shall not put the Agent or the Agent's Affiliates under any resulting liability to the Borrower or any Bank.

     2.10   Increase of Revolving Credit Commitments.

            If at any time after the Closing Date, and so long as no Event of Default or Potential Default has occurred and is continuing, the Borrower desires to increase the Revolving Credit Commitments, the Borrower shall notify the Agent, who will promptly notify each Bank thereof, provided that any such increase shall be in a minimum of Ten Million and 00/100 Dollars ($10,000,000.00) and the aggregate of all such increases shall not exceed Fifty Million and 00/100 Dollars ($50,000,000.00). The existing Banks shall have the right at any time within thirty (30) days following such notice to increase their respective Revolving Credit Commitments so as to provide such additional Revolving Credit Commitment pro-rata in accordance with the Ratable Share of each, and any portion of such requested increase which is not provided by any such existing Bank shall be available to the other existing Banks; provided, that if more than one existing Bank desires to increase its Revolving Credit Commitment in respect of the portion not provided by an existing Bank, such participating Banks shall provide such portion of the additional Revolving Credit Commitments on a pro rata basis in accordance with the proportion that their respective Ratable Share bears to each other, and thereafter, to the extent not provided by existing Banks, to any additional lending institution or institutions proposed by the Borrower and which is approved by the Agent (which approval will not be unreasonably withheld) and which becomes a party to this Agreement pursuant to documentation reasonably acceptable to the Agent and prepared at the Borrower's expense, which documentation may be executed by the Borrower and the Agent (as agent for the Banks) without further consent or action of the Banks, such consent hereby deemed to be irrevocably given to the Agent by the Banks; provided, however, that the Borrower shall have the right to have all of such increase provided by such approved additional lending institution or institutions if all the existing Banks decline to increase their Revolving Credit Commitments to accommodate any such requested increase. In the event of any such increase in the aggregate Revolving Credit Commitments and in the Revolving Credit Commitment of any Bank effected pursuant to the terms of this Section 2.10, new Notes shall, to the extent deemed reasonably necessary or appropriate by the Agent, be executed and delivered by the Borrower and, to the extent deemed appropriate by the Agent, the surrender and cancellation of existing Note(s); and the Borrower shall execute and deliver such additional documentation setting forth the new Revolving Credit Commitments and Ratable Shares as the Agent shall reasonably request (which documentation may be executed by the Borrower and the Agent (as agent for the Banks) without further consent or action of the Banks, such consent herein is deemed to be irrevocably given to the Agent by the Banks).

     2.11   Estoppel.

            As further consideration for the entry of the Agent and the Banks into this Agreement, the Borrower hereby represents and warrants that it does not presently have any claims or actions of any kind at law or in equity against PNC Bank arising out of or in any way relating to the Prior Loan Agreement or any related documents with respect thereto, the transactions referenced in or contemplated by this Agreement or any acts, transactions, or events that are or were the subject matter of any other prior loans, agreements or guaranties involving the Borrower and PNC Bank.

                             3.     INTEREST RATES


     3.1    Interest Rate Options.

            The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Loans (including a Borrowing Tranche to which the Base Rate Option applies) and provided further that only the Base Rate Option shall apply to the Swing Loans. If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Loan shall be limited to such Bank's highest lawful rate. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Borrower shall not be required to pay, and the Banks shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that the Banks may have received hereunder shall be, at the option of the Required Banks, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rates provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law, and this Agreement and the other Loan Documents shall be deemed to have been and shall be reformed and modified to reflect such reduction; and (5) the Borrower shall have no action against the Agent or any Bank for any damages arising out of the payment or collection of any Excess Interest (other than to enforce this Section 3.1).

            3.1.1.  Revolving Credit Interest Rate Options.

                    The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans (subject to the provisions above regarding Swing Loans):

                    (i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed)

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

equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

                    (ii) Revolving Credit Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin.

            3.1.2.  Rate Quotations.

                    The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

            3.1.3.  Change in Fees or Interest Rates.

                    If the Applicable Margin, Applicable Letter of Credit Fee Percentage or Applicable Commitment Fee Percentage is increased or reduced with respect to any period for which the Borrower has already paid interest, Letter of Credit Fees or Commitment Fees, the Agent shall recalculate the additional interest, Letter of Credit Fees or Commitment Fees due from or to the Borrower and shall, within fifteen (15) Business Days after the Borrower notifies the Agent of such increase or decrease, give the Borrower and the Banks notice of such recalculation.

                    3.1.3.1 Any additional interest, Letter of Credit Fee or Commitment Fee due from the Borrower shall be paid to the Agent for the account of the Banks on the next date on which an interest, Letter of Credit Fee or Commitment Fee payment is due; provided, however, that if there are no Loans outstanding or if the Loans are due and payable, such additional interest, Letter of Credit Fee or Commitment Fee shall be paid promptly after receipt of written request for payment from the Agent.

                    3.1.3.2 Any interest, Letter of Credit Fee or Commitment Fee refund due to the Borrower shall be credited against payments otherwise due from the Borrower on the next interest, Letter of Credit Fee or Commitment Fee payment due date or, if the Loans have been repaid and the Banks are no longer committed to lend under this Agreement, the Banks shall pay to the Agent for the account of the Borrower such interest, Letter of Credit Fee or Commitment Fee refund not later than five (5) Business Days after written notice from the Agent to the Banks.

     3.2    Interest Periods.

            At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such Euro-Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, in the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first (1st) day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication and payment of interest for such day.

     3.3    Interest After Default.

            To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:
            3.3.1.  Letter of Credit Fees, Interest Rate.

                    the Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or
Section 3.1 [Interest Rate Options], respectively, shall be increased by two percent (2.0%) per annum, each Borrowing Tranche to which the Euro-Rate Option applies shall automatically convert to the Base Rate Option at the end of the applicable Interest Period and no Loans may be made as, renewed or converted into a Borrowing Tranche to which the Euro-Rate Option applies;

            3.3.2.  Other Obligations.

                    each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional two percent (2%) per annum from the time such Obligation becomes due and payable and until it is paid in full; and

            3.3.3.  Acknowledgment.

                    the Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Agent.

     3.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

            3.4.1.  Unascertainable.

                    If on any date on which a Euro-Rate would otherwise be determined, the Agent shall have determined that:

                    (i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

                    (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate, the Agent shall have the rights specified in Section 3.4.3.

            3.4.2.  Illegality; Increased Costs; Deposits Not Available.

                    If at any time any Bank shall have determined that:

                    (i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

                    (ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

                    (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Bank with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Agent shall have the rights specified in Section 3.4.3.

            3.4.3.  Agent's and Bank's Rights.

                    In the case of any event specified in Section 3.4.1 above, the Agent shall promptly so notify the Banks and the Borrower thereof, and in the case of an event specified in Section 3.4.2 above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Banks, in the case of such notice given by the Agent, or (B) such Bank, in the case of such notice given by such Bank, to allow the Borrower to select, convert to or renew a Euro-Rate Option shall be suspended until the Agent shall have later notified the Borrower, or such Bank shall have later notified the Agent, of the Agent's or such Bank's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under Section 3.4.1 and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Bank notifies the Agent of a determination under Section 3.4.3, the Borrower shall, subject to the Borrower's indemnification Obligations under Section 4.5.2 [Indemnity], as to any Loan of the Bank to which a Euro-Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with
Section 4.4 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

     3.5    Selection of Interest Rate Options.

            If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest

Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option commencing upon the last day of the existing Interest Period.

                                4.     PAYMENTS

     4.1    Payments.

            All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Closing Fees, Letter of Credit Fees, Agent's Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Banks with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds, provided that in the event payments are received by 11:00 a.m., Pittsburgh time, by the Agent with respect to the Revolving Credit Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

     4.2    Pro Rata Treatment of Banks.

            Each borrowing shall be allocated to each Bank according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Closing Fees, Letter of Credit Fees, or other fees (except for the Agent's Fee) or amounts due from the Borrower hereunder to the Banks with respect to the Loans, shall (except as provided in Section 3.4.3 [Agent's and Bank's Rights] in the case of an event specified in
Section 3.4 [Euro-Rate Unascertainable; Etc.], 4.4.2 [Replacement of a Bank] or
4.5 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Revolving Credit Loans outstanding from each Bank and, if no such Revolving Credit Loans are then outstanding, in proportion to the Ratable Share of each Bank. Notwithstanding any of the foregoing, each borrowing or payment or pre-payment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC Bank according to Section 2.

     4.3    Interest Payment Dates.

            Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the last Business Day of each October, January, April and July after the date hereof

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

and on the Expiration Date or upon acceleration of the Notes. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90/th/, 180/th/ and 270/th/ (if applicable) day of such Interest Period.

     4.4    Voluntary Prepayments.

            4.4.1.  Right to Prepay.

                    The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.4.2 below or in Section 4.5 [Additional Compensation in Certain Circumstances]):

                    (i) at any time with respect to any Loan to which the Base Rate Option applies,

                    (ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies,

                    (iii) on the date specified in a notice by any Bank pursuant to Section 3.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

                    Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or no later than 1:00 p.m. Pittsburgh time, on the date of prepayment of Swing Loans, setting forth the following information:

                    (x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

                    (y) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans; and

                    (z)    the total principal amount of such prepayment, which
            (a) with respect to Revolving Credit Loans shall be in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than Two Million and 00/100 Dollars ($2,000,000.00) for each Borrowing Tranche to which the Euro Rate Option applies and in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than the lesser of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or the outstanding principal amount of Revolving Credit Loans to which the Base Rate Option applies and
            (ii) with respect to Swing Loans, in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than the lesser of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or the outstanding principal amount of the Swing Loans.

                    All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.4.3 [Agent's and Bank's rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Banks under Section 4.5.2 [Indemnity].

            4.4.2.  Replacement of a Bank.

                    In the event any Bank (i) gives notice under Section 3.4 [Euro-Rate Unascertainable, Etc.] or Section 4.5.1 [Increased Costs, Etc.], (ii) does not fund Revolving Credit Loans because the making of such Loans would violate any Law applicable to such Bank, or (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Agent, which shall not be unreasonably withheld, to prepay the Loans of such Bank in whole, together with all interest accrued thereon, and terminate such Bank's Commitment within ninety (90) days after (x) receipt of such Bank's notice under
Section 3.4 [Euro-Rate Unascertainable, Etc.] or 4.6.1 [Increased Costs, Etc.],
(y) the date such Bank has failed to fund Revolving Credit Loans because the making of such Loans would violate Law applicable to such Bank, or (z) the date such Bank became subject to the control of an Official Body, as applicable; provided that the Borrower shall also pay to such Bank at the time of such prepayment any amounts required under Section 4.5 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees; provided, however, that the Commitment of such Bank shall be provided by one or more of the remaining Banks or a replacement bank acceptable to the Agent; provided, further, the remaining Banks shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 9.14 [Successor Agent] and provided that (a) all Letters of Credit issued by the Agent or its Affiliate have expired or been terminated or replaced by Letters of Credit issued by the successor Agent or other Issuer and (b) such successor Agent or other Issuer is obligated to issue Letters of Credit pursuant to the terms and subject to the conditions of this Agreement.

            4.4.3.  Change of Lending Office.

                    Each Bank agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 3.4.2 [Illegality, Etc.] or 4.5.1 [Increased Costs, Etc.] with respect to such Bank, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 4.4.3 shall affect or postpone any of the Obligations of the

Borrower or any other Loan Party or the rights of the Agent or any Bank provided in this Agreement.

     4.5    Additional Compensation in Certain Circumstances.


            4.5.1. Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

                    If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

                    (i) subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Bank),

                    (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank, or

                    (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's customary policies with respect to capital adequacy) by an amount which such Bank in its sole discretion deems to be material, such Bank shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

            4.5.2.  Indemnity.

                    In addition to the compensation required by Section 4.5.1 [Increased Costs, Etc.], the Borrower shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Loans subject to a Euro-Rate Option) which such Bank sustains or incurs as a consequence of any

                    (i) payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or

                    (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.4 [Voluntary Prepayments].

            If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

     4.6    Settlement Date Procedures.

            In order to minimize the transfer of funds between the Banks and the Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC Bank may make Swing Loans as provided in Section 2.1.2 hereof during the period between Settlement Dates. Not later than 10:00 a.m., Pittsburgh time, on each Settlement Date, the Agent shall notify each Bank of its Ratable Share of the total of the Revolving Credit Loans (each a "Required Share"). Prior to 2:00 p.m., Pittsburgh time, on such Settlement Date, each Bank shall pay to the Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Agent shall pay to each Bank its Ratable Share of all payments made by the Borrower to the Agent with respect to the Revolving Credit Loans. The Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.6 shall relieve the Banks of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to
Section 2.1.1. The Agent may at any time at its option for any reason whatsoever require each Bank to pay immediately to the Agent such Bank's Ratable Share of the outstanding Revolving Credit Loans and each Bank may at any time require the Agent to pay immediately to such Bank its Ratable Share of all payments made by the Borrower to the Agent with respect to the Revolving Credit Loans.

                         5.   REPRESENTATIONS AND WARRANTIES

     5.1    Representations and Warranties.

            The Borrower hereby represents and warrants as to itself and each of its Subsidiaries and each Loan Party (other than the Borrower) hereby represents and warrants as to itself and each of its Subsidiaries, to the Agent and each of the Banks as follows:

            5.1.1.  Organization and Qualification.

                    Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction listed on
Schedule 5.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except to the extent that the failure to be so qualified would not cause a Material Adverse Change.

            5.1.2.  Subsidiaries.

                    Schedule 5.1.2 states the name of each of the Borrower's Subsidiaries, its jurisdiction of incorporation, and the owners of its issued and outstanding capital stock (the "Subsidiary Shares"), the owners of its outstanding partnership interests (the "Partnership Interests") or the owners of its limited liability company interests (the "LLC Interests"), as applicable. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 5.1.2.

            5.1.3.  Power and Authority.

                    Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

            5.1.4.  Validity and Binding Effect.

                    This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

          5.1.5. No Conflict.

                 Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement, instrument, order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents, if any).

          5.1.6. Litigation.

                 Except as set forth on Schedule 5.1.6 attached hereto and made a part hereof, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Executive Officer of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate may reasonably be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may reasonably be expected to result in any Material Adverse Change.

          5.1.7. Title to Properties.

                 Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens and defects in title which are not material, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect and do not require the consent of any party thereto which has not previously been obtained with respect to the consummation of the transactions contemplated hereby.

          5.1.8.  Financial Statements.

                  (i) Historical Statements. The Borrower has delivered to the Agent copies of its audited consolidated year-end financial statements for and as of the end of the three (3) fiscal years ended June 30, 1999, 2000 and 2001 (the "Annual Statements"). In addition, the Borrower has delivered to the Agent copies of its unaudited consolidated interim financial statements for the fiscal quarters ended September 30, 2001, December 31, 2001 and March 31, 2002 (the "Interim Statements") (the Annual and Interim Statements being collectively referred to as the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by the Borrower, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments (except that the Interim Statements do not contain all of the footnotes required by GAAP).

                  (ii) Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may reasonably be expected to cause a Material Adverse Change. Since March 31, 2002, no Material Adverse Change has occurred.

          5.1.9.  Use of Proceeds; Margin Stock.

                  5.1.9.1  General.

                           The Loan Parties intend to use the proceeds of the
Loans in accordance with Sections 2.8 and 7.1.10.

                  5.1.9.2  Margin Stock.

                           No Loan Party nor any Subsidiary of any Loan Party
engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.

          5.1.10. Full Disclosure.

                  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

          5.1.11. Taxes.

                  Except as set forth on Schedule 5.1.10 attached hereto and made a part hereof, all federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except (i) to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted, (ii) such taxes, fees, assessments and other charges which, if not paid, would not cause a Material Adverse Change, and (iii) such taxes, fees, assessments and other charges as are not yet due and payable without interest or penalty. With respect to items (i) (ii) and (iii) of the immediately preceding sentence, the Loan Parties have set aside on their books adequate reserves or other appropriate provisions, if any, as shall be required by GAAP. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

          5.1.12. Consents and Approvals.

                  No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 5.1.12, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 5.1.12.

          5.1.13. No Event of Default; Compliance with Instruments.

                  No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

          5.1.14. Patents, Trademarks, Copyrights, Licenses, Etc.

                  Except as set forth on Schedule 5.1.14 attached hereto and made a part hereof, each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted, without known alleged or actual conflict with the valid and enforceable rights of others which would result in a Material Adverse Change.

          5.1.15. Insurance.

                  Attached hereto and made a part hereof as Schedule 5.1.15 is a certificate of insurance showing the insurance coverages and bonds currently carried by the Borrower and its Subsidiaries. No notice has been given or claim made to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

          5.1.16. Compliance with Laws.

                  The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.21 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently doing business except where the failure to do so would not constitute a Material Adverse Change.

          5.1.17. Material Contracts.

                  All material contracts relating to the business operations of each Loan Party and each Subsidiary of any Loan Party, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the knowledge of any Executive Officer of any Loan Party, with respect to parties other than such Loan Party or Subsidiary.

          5.1.18. Investment Companies; Regulated Entities.

                  None of the Loan Parties or any Subsidiaries of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control." None of the Loan Parties or any Subsidiaries of any Loan Party is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

          5.1.19. Plans and Benefit Arrangements.

                  Except as set forth on Schedule 5.1.19:

                  (i) The Borrower and each other member of the ERISA Group are in compliance in all respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans except to the extent failure to be in such compliance would not result in a Material Adverse Change. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of any Executive Officer of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in a Material Adverse Change. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (a) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (b) have not incurred any liability to the PBGC, and
(c) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

                  (ii) Neither the Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

                  (iii) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

                  (iv) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of any Executive Officer of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

                  (v) All Plans, Benefit Arrangements and Multiemployer Plans have been administered in all material respects in accordance with their terms and applicable Law.

          5.1.20. Employment Matters.

                  Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse Change.

          5.1.21. Environmental Matters.

                  Except as disclosed on Schedule 5.1.21:

                  (i) None of the Loan Parties has received any Environmental Complaint, whether directed or issued to any Loan Party or relating or pertaining to any prior owner, operator or occupant of the Property which has caused or may cause a Material Adverse Change, and no Executive Officer of any Loan Party has knowledge that it might receive an Environmental Complaint which has caused or may cause a Material Adverse Change.

                  (ii) No activity of any Loan Party at the Property is being or has been conducted in violation of any Environmental Law or Required Environmental Permit which has caused or may cause a Material Adverse Change and, to the knowledge of any Executive Officer of any Loan Party, no activity of any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law which has caused or may cause a Material Adverse Change.

                  (iii) There are no Regulated Substances present on, in, under, or emanating from, or to the knowledge of any Executive Officer of any Loan Party emanating to, the Property or any portion thereof which result in Contamination and which may cause a Material Adverse Change.

                  (iv) Each Loan Party has all Required Environmental Permits and all such Required Environmental Permits are in full force and effect except for those Required Environmental Permits which the failure to have may cause a Material Adverse Change.

                  (v) Each Loan Party has submitted to an Official Body and/or maintains, as appropriate, all Required Environmental Notices except for those Required Environmental Notices the failure to submit or maintain may cause a Material Adverse Change.

                  (vi) No portion of the Property is identified or to the knowledge of any Executive Officer of any Loan Party proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body.

                  (vii) To the knowledge of any Executive Officer of any of the Loan Parties, no Lien or other encumbrance authorized by Environmental Laws exists against the Property.

          5.1.22. Senior Debt Status.

                  The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

     5.2  Updates to Schedules.

          Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall, concurrently with the delivery by the Borrower of the Compliance Certificate pursuant to Section 7.3.3 [Certificate of the Borrower], provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

     6.  CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

     The obligation of each Bank to make Loans and of the Issuer to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

     6.1  First Loans and Letters of Credit.

          On the Closing Date:

          6.1.1. Officer's Certificate.

                 The representations and warranties of each of the Loan Parties contained in Section 5 and in each of the other Loan Documents to which they are a party shall be true and accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied in all material respects with all covenants and conditions hereof and thereof, and no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Bank a certificate of each of the Loan

Parties, dated the Closing Date and signed by an Authorized Officer of each of the Loan Parties, to each such effect.

          6.1.2. Secretary's Certificate.

                 There shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

                 (i) board resolutions or comparable action taken by each Loan Party in connection with the authorization, execution and delivery of this Agreement and the other Loan Documents to which such Loan Party is a party;

                 (ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Bank may conclusively rely; and

                 (iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with recently dated certificates from the appropriate state officials as to the continued existence, good standing and corporate tax lien status of each Loan Party in each state where such Loan Party is organized or physically conducts business.

          6.1.3. Delivery of Loan Documents.

                 The Guaranty Agreements and the Notes shall have been duly executed and delivered to the Agent for the benefit of the Banks, as the case may be.

          6.1.4. Opinion of Counsel.

                 There shall be delivered to the Agent for the benefit of each Bank a written opinion of Reed Smith LLP, counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated the Closing Date and in form and substance satisfactory to the Agent and its counsel.

          6.1.5. Legal Details.

                 All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

          6.1.6.  Payment of Fees.

                  The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Banks (to the extent not previously paid) the Closing Fees, all other commitment and other fees accrued through the Closing Date and the costs and expenses for which the Agent and the Banks are entitled to be reimbursed pursuant to this Agreement and the Agent's Letter.

          6.1.7.  Consents.

                  All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 6.1.7 shall have been obtained.

          6.1.8.  Officer's Certificate Regarding MACs.

                  Since March 31, 2002, no Material Adverse Change shall have occurred; since March 31, 2002, there shall have been no material change in the management of the Borrower; and there shall have been delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by an Authorized Officer of each Loan Party to each such effect.

          6.1.9.  No Violation of Laws.

                  The making of the Loans and the issuance of the Letters of Credit shall not violate any Law applicable to any Loan Party or any of the Banks.

          6.1.10. No Actions or Proceedings.

                  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent's sole reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

          6.1.11. Insurance Policies; Certificates of Insurance; Endorsements.

                  The Loan Parties shall have delivered a certificate of insurance acceptable to the Agent that adequate insurance in compliance with
Section 7.1.3 [Maintenance of Insurance] is in full force and effect and that all premiums then due thereon have been paid and that the Agent on behalf of the Banks is entitled to thirty (30) days prior notice of cancellation or material reduction in coverage on all such policies.

          6.1.12. Lien Searches.

                  The Agent shall have obtained copies of record searches (including UCC searches and judgments, suits, taxes and other lien searches), at the state level for each location of each domestic Loan Party evidencing that no Liens exist against any Loan Party except Permitted Liens or those Liens that are or will be released or terminated in connection herewith.

          6.1.13. Termination Statements: Release Statements and Other Releases.

                  Evidence satisfactory to the Agent that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance satisfactory to the Agent).

          6.1.14. Repayment of Prohibited Indebtedness.

                  All Indebtedness not permitted under Section 7.2.1 including, but not limited to, amounts due under the Prior Loan Agreement shall have been paid in full and the Prior Loan Agreement shall have been terminated.

          6.1.15. Other Documents and Conditions.

                  The Loan Parties shall have delivered such other documents and satisfied such other conditions as may reasonably be requested to be submitted to the Agent or any Bank by the terms of this Agreement or of any Loan Document or set forth on the Closing Checklist (as has been mutually agreed upon by the Agent and the Borrower) with respect to the transactions contemplated by this Agreement.

     6.2  Each Additional Loan or Letter of Credit.

          At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Section 5 and in the other Loan Documents shall be true in all material respects on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied in all material respects with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not violate any Law applicable to any Loan Party or any of the Banks; and the Borrower shall have delivered to the Agent a duly executed and completed Loan Request, Swing Loan Request or application for a Letter of Credit, as the case may be.

                                  7. COVENANTS

     7.1  Affirmative Covenants.

          The Borrower hereby covenants and agrees on behalf of itself and each of the other Loan Parties, and each Loan Party (other than the Borrower) hereby covenants and agrees on behalf of itself to the extent that the following provisions apply to such Loan Party that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

          7.1.1. Preservation of Existence, Etc.

                 Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except to the extent that the failure to be so qualified or licensed would not cause a Material Adverse Change and as otherwise expressly permitted in Section 7.2.6 [Liquidations, Mergers, Etc.].

          7.1.2. Payment of Liabilities, Including Taxes, Etc.

                 Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all valid liabilities to which it is subject or which are validly asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in a Material Adverse Change, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

          7.1.3. Maintenance of Insurance.

                 Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers which are rated no less than the lower of (i) the rating of such Loan Party's and Subsidiary's insurer on the date of this Agreement by Standard & Poor's, Moody's Investors Service, Inc. or A.M. Best's rating guide or (ii) A by Standard & Poor's, P by

Moody's Investors Service, Inc. or A by A.M. Best's rating guide, including self-insurance to the extent customary, all as reasonably determined by the Agent. At the request of the Agent, the Loan Parties shall deliver to the Agent and each of the Banks on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties' independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents. Such policies of insurance shall provide that no cancellation of such policies for any reason (including non-payment of premium) nor any material reduction therein shall be effective until at least thirty (30) days after receipt by the Agent of written notice of such cancellation or change.

          7.1.4. Maintenance of Properties and Leases.

                 Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof to the extent that a failure to make such repairs, renewals or replacements would constitute a Material Adverse Change.

          7.1.5. Maintenance of Patents, Trademarks, Etc.

                 Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

          7.1.6. Visitation Rights.

                 Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Banks may reasonably request, provided that each Bank shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection; provided, that such visit or inspection shall be conducted during normal business hours and shall not unreasonably interfere with the business or operations of the applicable Loan Party or Subsidiary and all information obtained or observed during such visit or inspection shall be subject to the confidentiality obligations in Section 10.12. In the event any Bank desires to visit and inspect any Loan Party, such Bank shall make a reasonable effort to conduct such visit and inspection contemporaneously with any visit and inspection to be performed by the Agent.

          7.1.7. Keeping of Records and Books of Account.

                 The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its

Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its financial affairs.

          7.1.8.  Plans and Benefit Arrangements.

                  The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans except to the extent that such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change.

          7.1.9.  Compliance with Laws.

                  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 7.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

          7.1.10. Use of Proceeds.

                  The Loan Parties will use the Letters of Credit and the proceeds of the Loans only for (i) working capital and general corporate purposes, including capital expenditures, (ii) to finance Permitted Acquisitions, or (iii) to repay certain existing Indebtedness including amounts due under the Prior Loan Agreement. The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for any purposes which violate any applicable Law or any provision hereof.

          7.1.11. Subordination of Intercompany Loans.

                  Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

     7.2  Negative Covenants.

          The Borrower hereby covenants and agrees on behalf of itself and each of the other Loan Parties, and each Loan Party (other than the Borrower) hereby covenants and agrees on behalf of itself to the extent that the following provisions apply to such Loan Party, that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

          7.2.1. Indebtedness.

                 Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

                 (i)    Indebtedness under the Loan Documents;

                 (ii) Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions, renewals or refinancings thereof) provided there is no increase in the principal amount thereof;

                 (iii) Indebtedness arising after the date of this Agreement which does not exceed Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate at any time outstanding (a) in the form of capitalized leases, (b) secured by Purchase Money Security Interests, (c) which is unsecured and evidenced by promissory notes, (d) of Persons acquired pursuant to Permitted Acquisitions, and (e) in the form of reimbursement obligations under letters of credit;

                 (iv) Indebtedness of a Loan Party to another Loan Party which, if required pursuant to the terms of Section 7.1.11 [Subordination of Intercompany Loans] is subordinated in accordance with the provisions of such Section;

                 (v) Indebtedness arising in connection with Recourse Purchase Agreements which is either (a) outstanding as of March 31, 2002 and described on Schedule 1.1(R) (including any extensions, renewals or refinancings thereof provided there is no increase in the amount thereof) or (b) arising after March 31, 2002 in an aggregate amount which shall not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) at any time outstanding;

                 (vi) Any Bank-Provided Interest Rate Hedge or other Interest Rate Hedge approved by the Agent;

                 (vii) Indebtedness incurred in connection with a Receivables Financing provided that such transaction is approved by the Required Banks pursuant to this Agreement;

                 (viii) Guaranties of Indebtedness that is permitted pursuant to this Section 7.2.1; and

                 (ix)   Indebtedness permitted pursuant to Section 7.2.4 hereof.

          7.2.2. Liens; Negative Pledge.

                 Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens. No Loan Party shall make or enter into any agreement (other than agreements with the Agent for the benefit of the Banks) for the benefit of any Person not to grant Liens, except for such agreements existing on the date hereof and related to the Permitted Liens set forth in Schedule 1.1(P)(2) and the Indebtedness set forth on Schedule 7.2.1.

          7.2.3. Guaranties.

                 Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness permitted pursuant to Section 7.2.1.

          7.2.4. Loans and Investments.

                 Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

                 (i) trade credit extended on usual and customary terms in the ordinary course of business;

                 (ii) advances to employees to meet expenses reasonably incurred by such employees in the ordinary course of business;

                 (iii) Permitted Investments;

                 (iv) loans, advances and investments by a Loan Party or a Subsidiary (provided that such Subsidiary joins the Intercompany Subordination Agreement as a party thereto) to, or in, a Loan Party;

                 (v) loan, advances and investments (whether in cash or in kind) in or to (a) corporations, general or limited partnerships, limited liability companies, joint ventures and similar Persons (excluding natural Persons) that are not Subsidiaries and (b) Subsidiaries that are not Loan Parties, provided, however, that the aggregate amount of all such loans, advances and investments shall not exceed (i) Fifteen Million and 00/100 Dollars ($15,000,000.00) per such Person or Subsidiary and (ii) Fifty Million and 00/100 Dollars ($50,000,000.00) at any time for all such Persons and Subsidiaries; and

                 (vi)  Permitted Acquisitions.

          7.2.5. Dividends and Related Distributions.

                 Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests; provided, however, so long as no Event of Default or Potential Default shall exist immediately prior to or after giving effect to any such dividend or distribution, the Loan Parties and their Subsidiaries may make or pay any such dividend or distribution. In addition, the Borrower shall not permit its Subsidiaries to enter into or otherwise be bound by any agreement prohibiting or restricting the payment of dividends or distributions to the Borrower.

          7.2.6. Liquidations, Mergers, Consolidations, Acquisitions.

                 Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

                 (1) any Subsidiary which is not a Loan Party may consolidate or merge into another Subsidiary which is not a Loan Party,

                 (2) any Subsidiary may consolidate or merge into the Borrower or another Loan Party which is directly or indirectly wholly-owned by the Borrower so long as the Borrower or such Loan Party survives such consolidation or merger,

                 (3) the Borrower may dissolve or wind-up (i) any of its Subsidiaries that are not Loan Parties and (ii) upon obtaining the prior written consent of the Agent, any of its Subsidiaries that are Loan Parties, and

                 (4) any Loan Party or Subsidiary which is not a Loan Party may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person, provided that each of the following requirements is met:

                     (i) if such Loan Party or such Subsidiary is acquiring all of the ownership interests in such Person, such Person shall, unless not required by Section 7.2.9, execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors] in addition to a Guaranty Agreement and such other documents required by Section 10.18 on or before the date required by Section 10.18;

                     (ii) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition, or, if no such approval is required, shall not have objected thereto and, if such Loan Party or such Subsidiary shall use any portion of the Loans to fund such Permitted Acquisition, such Loan Party or such Subsidiary also shall have delivered to the Banks written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition, or, if no such approval is required, shall not have objected thereto;

                      (iii) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall involve the design, manufacture, sale or distribution of medical devices and equipment or other businesses reasonably related thereto;

                      (iv) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

                      (v) the Borrower shall demonstrate that it shall be in compliance with the covenants contained in Sections 7.2.13 and 7.2.14 after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition but excluding income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition) by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 7.2.6 evidencing such compliance;

                      (vi) the proforma Leverage Ratio after giving effect to such Permitted Acquisition shall not exceed 2.0 to 1.0; and

                      (vii) immediately after the completion of such Permitted Acquisition, the sum of (a) the difference between (i) the Revolving Credit Commitments minus (ii) the Revolving Facility Usage plus (b) the difference between (i) the cash and Cash Equivalents of the Borrower and its Subsidiaries on a Consolidated basis minus (ii) Fifteen Million and 00/100 Dollars ($15,000,000.00) shall be greater than or equal to Fifteen Million and 00/100 Dollars ($15,000,000.00).

          7.2.7. Dispositions of Assets or Subsidiaries.

                 Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

                 (i) transactions involving the sale, lease or transfer of inventory in the ordinary course of business;

                 (ii) any sale, transfer or lease of assets (a) in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's or such Subsidiary's business or (b) which are obsolete, of immaterial value or no longer utilized in the business of such Loan Party or such Subsidiary;

                 (iii) any sale, transfer or lease of assets by any Loan Party to another Loan Party;

                 (iv) any sale, transfer or lease of assets by a Loan Party to a Subsidiary which is not a Loan Party if such sale, transfer or lease is permitted by Section 7.2.4 of this Agreement;

                 (v) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the terms of this Agreement;

                 (vi) the sale of accounts receivable in connection with a Receivables Financing provided that such transaction is approved by the Required Banks pursuant to this Agreement; or

                 (vii) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (vi) above, provided that
(a) immediately prior to and after giving effect to any such disposition, no Event of Default or Potential Default shall exist or shall occur and (b) the aggregate value of all assets so sold by the Loan Parties and their Subsidiaries shall not exceed, in any fiscal year, ten percent (10%) of the consolidated total assets of the Borrower and its Subsidiaries as of the end of the immediately preceding fiscal year.

          7.2.8. Affiliate Transactions.

                 Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions and is in accordance with all applicable Law.

          7.2.9. Subsidiaries.

                 Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any wholly owned Subsidiaries other than any wholly owned Subsidiary formed or acquired after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors]; provided, however, if such wholly owned Subsidiary (a) is acquired by a Loan Party or Subsidiary of a Loan Party and is organized outside of the United States or (b) is formed or organized outside of the United States by a Loan Party or Subsidiary of a Loan Party after the date of this Agreement, such wholly owned foreign Subsidiary shall not be required to join this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors] so long as (i) the total assets of such wholly owned foreign Subsidiary are less than Ten Million and 00/100 Dollars ($10,000,000.00), and (ii) the aggregate of the total assets of all such wholly owned foreign Subsidiaries (formed or acquired after the date of this Agreement which are not Guarantors) are less than Thirty Million and 00/100 Dollars ($30,000,000.00).

          7.2.10. Continuation of or Change in Business.

                  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than that which involves the design, manufacture, sale or distribution of medical devices and equipment or other businesses reasonably related thereto.

          7.2.11. Plans and Benefit Arrangements.

                  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:

                  (i) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan or otherwise violate ERISA which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

                  (ii) fail to make when due any contribution to any Multiemployer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

                  (iii) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a Material Adverse Change;

                  (iv) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a Material Adverse Change;

                  (v) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA except to the extent that such amendment would not result in a Material Adverse Change; or

                  (vi) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

          7.2.12. Maximum Leverage Ratio.

                  As of September 30, 2002, and as of the last day of each fiscal quarter thereafter, for the period equal to the four (4) consecutive fiscal quarters then ending, the Borrower shall not permit the Leverage Ratio to exceed 2.50 to 1.0.

          7.2.13. Minimum Interest Coverage Ratio.

                  As of September 30, 2002, and as of the last day of each fiscal quarter thereafter, for the period equal to the four (4) consecutive fiscal quarters then ending, the Borrower shall not permit the Interest Coverage Ratio to be less than 4.0 to 1.0.

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

          7.2.14. Minimum Net Worth.

                  As of September 30, 2002, and as of the last day of each fiscal quarter thereafter, the Borrower shall not at any time permit Net Worth to be less than the Base Net Worth.

     7.3  Reporting Requirements.

          The Borrower hereby covenants and agrees on behalf of itself and each of the other Loan Parties, and each Loan Party (other than the Borrower) hereby covenants and agrees on behalf of itself to the extent that the following provisions apply to such Loan Party, that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Agent:

          7.3.1. Quarterly Financial Statements.

                 As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 7.3.1 if, within forty-five (45) days after the end of each of the first (1st) three (3) fiscal quarters in each fiscal year, the Borrower delivers to the Agent as an attachment to electronic mail (and not a link to any Website or other Internet site) a copy of its Form 10-Q as filed with the Securities and Exchange Commission and the financial statements contained therein meet the requirements described in this Section.

          7.3.2. Annual Financial Statements.

                 As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant,

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

agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties will be deemed to have complied with the delivery requirements of this
Section 7.3.2 if, within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower delivers to the Agent as an attachment to electronic mail (and not a link to any Website or other Internet site) a copy of its Form 10-K as filed with the Securities and Exchange Commission and the financial statements and certification of public accountants contained therein meets the requirements described in this Section.

          7.3.3. Certificate of the Borrower.

                 Concurrently with the financial statements of the Borrower furnished to the Agent and to the Banks pursuant to Sections 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements], a certificate (each a "Compliance Certificate") of the Borrower signed by an Authorized Officer or the Director of Tax and Treasury of the Borrower, in the form of
Exhibit 7.3.3, to the effect that, except as described pursuant to Section 7.3.4 [Notice of Default], (i) the representations and warranties of the Borrower contained in Section 5 and in the other Loan Documents are true in all material respects on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied in all material respects with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 7.2 [Negative Covenants].

          7.3.4. Notice of Default.

                 Promptly after any Executive Officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

          7.3.5. Notice of Litigation.

                 Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which, if adversely determined, would reasonably be expected to constitute a Material Adverse Change; provided, however, that no such notice shall be required to be provided to the extent that the Executive Officers of such Loan Party or Subsidiary have reasonably determined that such action, suit, proceeding or investigation is not likely to be successful against such Loan Party or Subsidiary.

          7.3.6. Budgets, Forecasts, Other Reports and Information.

                 Promptly upon their becoming available to the Borrower:

                 (i) the annual budget of the Borrower,

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                 (ii)  any reports including management letters submitted to the
Borrower by independent accountants in connection with any annual, interim or special audit,

                 (iii) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders (which can be delivered as an attachment to electronic mail (and not a link to any Website or other Internet site)),

                 (iv) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the Securities and Exchange Commission (which can be delivered as an attachment to electronic mail (and not a link to any Website or other Internet site)), and

                 (v) such other reports and information as any of the Banks may from time to time reasonably request.

          7.3.7. Notices Regarding Plans and Benefit Arrangements.

                 7.3.7.1  Certain Events.

                       Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

                 (i) any failure to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

                 (ii) any request to obtain a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

                 (iii) the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, exceeding, as of any actuarial valuation date, the fair market value of the assets of such Plan;

                 (iv) any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

                 (v) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

                 (vi) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

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

                 (vii) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

                 (viii) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in
Section 4062(e) of ERISA,

                 (ix) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

                 (x) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

                 (xi) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

                 (xii) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

                 7.3.7.2 Notices of Involuntary Termination and Annual Reports.

                        Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

                 7.3.7.3 Notice of Voluntary Termination.

                        Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

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

                                   8. DEFAULT

     8.1  Events of Default.

          An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

          8.1.1. Payments Under Loan Documents.

                 The Borrower shall fail to pay (i) any principal of any Loan (including the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing when such principal is due hereunder or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents within five (5) days after such interest or other amount becomes due in accordance with the terms hereof or thereof;

          8.1.2. Breach of Warranty.

                 Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

          8.1.3. Breach of Negative Covenants.

                 Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.2 [Negative Covenants];

          8.1.4. Breach of Other Covenants.

                 Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty
(30) days after any Executive Officer of any Loan Party becomes aware of the occurrence thereof;

          8.1.5. Defaults in Other Agreements or Indebtedness.

                 A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

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            8.1.6.  Final Judgments or Orders.

                    Any final judgments or orders for the payment of money shall be entered against any Loan Party by a court having jurisdiction in the premises which exceeds the insurance proceeds available to pay such judgments by at least Five Million and 00/100 Dollars ($5,000,000.00) and which judgments are not discharged, vacated, bonded or stayed pending appeal within a period of sixty
(60) days from the date of entry;

            8.1.7.  Loan Document Unenforceable.

                    Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, remedies, powers or privileges intended to be created thereby;

            8.1.8.  Proceedings Against Assets.

                    Any of the Loan Parties' or any of their Subsidiaries' assets are attached, seized, levied upon or subjected to a writ or distress warrant involving an aggregate amount of money in excess of Five Million and 00/100 Dollars ($5,000,000.00); or such assets come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

            8.1.9.  Notice of Lien or Assessment.

                    A notice of Lien or assessment in excess of Five Million and 00/100 Dollars ($5,000,000.00) which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties' or any of their Subsidiaries' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

            8.1.10. Insolvency.

                    Any Loan Party admits in writing its inability to pay its debts as they mature or, after giving effect to the Borrower's centrally maintained cash balances, trade accounts receivable and its ability to receive Revolving Credit Loans pursuant to this Agreement, any Loan Party ceases to be solvent;

            8.1.11. Events Relating to Plans and Benefit Arrangements.

                    Any of the following occurs: (i) any Reportable Event, which constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; or (v) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (i),
(ii), (iii), (iv) or (v), any such occurrence would be reasonably likely to constitute a Material Adverse Change.

            8.1.12. Cessation of Business.

                    Any Loan Party permanently ceases to conduct its business, except as expressly permitted under Section 7.2.6 [Liquidations, Mergers, Etc.] or 7.2.7, or any Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within sixty
(60) days after the entry thereof;

            8.1.13. Change of Control.

                    (i) Any Person or group of Persons acting in concert (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) twenty-five percent (25%) or more of the issued and outstanding voting capital stock of the Borrower; or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

            8.1.14. Involuntary Proceedings.

                    A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

            8.1.15. Voluntary Proceedings.

                    Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally

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to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

     8.2    Consequences of Event of Default.

                       8.2.1. Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

                    If an Event of Default specified under Sections 8.1.1 through 8.1.13 shall occur and be continuing, the Banks and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Banks, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Banks, and grants to the Agent and the Banks a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Agent shall return such cash collateral to the Borrower; and

            8.2.2.  Bankruptcy, Insolvency or Reorganization Proceedings.

                    If an Event of Default specified under Section 8.1.14 [Involuntary Proceedings] or 8.1.15 [Voluntary Proceedings] shall occur, the Banks shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

            8.2.3.  Set-off.

                    If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 9.13 [Equalization of Banks] and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Bank or participant or

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

by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Bank or the Agent; and

            8.2.4.  Suits, Actions, Proceedings.

                    If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.2, the Agent or any Bank, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding (to which the Agent or any Bank may be entitled pursuant to this Agreement, by applicable Law or in equity), whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Bank; and

            8.2.5.  Application of Proceeds.

                    8.2.5.1  Application of Proceeds.

                    From and after the date on which the Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from the exercise of any remedy by the Agent, shall be applied as follows:

                    (i) first, to reimburse the Agent and the Banks for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Agent or the Banks in connection with the collection of any Obligations of any of the Loan Parties under any of the Loan Documents;

                    (ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Banks incurred under this Agreement or any of the other Loan Documents or a Bank-Provided Interest Rate Hedge, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its reasonable discretion; and

                    (iii)  the balance, if any, as required by Law.

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            8.2.6.  Other Rights and Remedies.

                    In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Agent and the Banks under the Loan Documents or applicable Law.

                                9.   THE AGENT

     9.1    Appointment.

            Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

     9.2    Delegation of Duties.

            The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 9.5 [Reimbursement of Agent by Borrower, Etc.] and 9.6 [Exculpatory Provisions; Limitation of Liability], shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

     9.3    Nature of Duties; Independent Credit Investigation.

            The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Bank expressly acknowledges (i) that the Agent has not made any

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representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Bank;
(ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

     9.4    Actions in Discretion of Agent; Instructions From the Banks.

            The Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 9.6 [Exculpatory Provisions, Etc.]. Subject to the provisions of Section 9.6, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Agent.

     9.5    Reimbursement and Indemnification of Agent by the Borrower.

            The Borrower agrees to pay or reimburse the Agent and hold the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including reasonable fees and expenses of counsel, incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents,
(ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits,

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

costs, expenses or disbursements if the same results from the Agent's gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent's regular employees and agents engaged periodically to perform audits of the Loan Parties' books, records and business properties.

     9.6    Exculpatory Provisions; Limitation of Liability.

            Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Bank, the Agent or any of their respective Subsidiaries against the Agent, any Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties (for itself and on behalf of each of its Subsidiaries), the Agent and each Bank hereby waives, releases and agrees never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Bank agrees that, except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder or given to the Agent for the account of or with copies for the Banks, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

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

     9.7    Reimbursement and Indemnification of Agent by Banks.

            Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including reasonable attorneys' fees and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements
(a) if the same results from the Agent's gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all reasonable fees and out of pocket costs and expenses due and payable by the Borrower to the Agent in connection with the Agent's periodic audit of the Loan Parties' books, records and business properties.

     9.8    Reliance by Agent.

            The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     9.9    Notice of Default.

            The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

     9.10   Notices.

            The Agent shall promptly send to each Bank a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Banks of each change in the Base Rate and the effective date thereof.

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

     9.11  Banks in Their Individual Capacities; Agent in its Individual
Capacity.

           With respect to its Revolving Credit Commitment and the Revolving Credit Loans made by it and any other rights and powers given to it as a Bank hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term "Bank" and "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder, in each case without notice to or consent of the other Banks. The Banks acknowledge that, pursuant to such activities, the Agent or its Affiliates may (i) receive information regarding the Loan Parties or any of their Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

     9.12  Holders of Notes.

           The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     9.13  Equalization of Banks.

           The Banks and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Section 3.4.3 [Agent's and Bank's Rights], 4.4.2 [Replacement of a Bank] or 4.5 [Additional Compensation in Certain Circumstances]. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

     9.14  Successor Agent.

           The Agent (i) may resign as Agent or (ii) shall resign if such resignation is requested by the Required Banks (if the Agent is a Bank, the Agent's Loans and its Commitment shall be considered in determining whether the Required Banks have requested such resignation) or required by Section 4.4.2 [Replacement of a Bank], in either case of (i) or (ii) by giving not less than thirty (30) days' prior written notice to the Borrower. If the Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent's notice to the Banks of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Banks appoint and the Borrower consents to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 9 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

     9.15  Agent's Fee.

           The Borrower shall pay to the Agent a nonrefundable fee (the "Agent's Fee") under the terms of a letter (the "Agent's Letter") between the Borrower and Agent, as amended from time to time.

     9.16  Availability of Funds.

           The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Bank on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 9.16 or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which Banks are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such

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

amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

     9.17  Calculations.

           In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Rate.

     9.18  Beneficiaries.

           Except as expressly provided herein, the provisions of this Section 9 are solely for the benefit of the Agent and the Banks, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

     9.19  Documentation Agents.

           The parties hereto acknowledge and agree that no Person shall have, solely by reason of its designation as documentation agent, any power, duty, responsibility or liability whatsoever under this Agreement or any other Loan Document.

                               10. MISCELLANEOUS

     10.1  Modifications, Amendments or Waivers.

           With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan Parties; provided, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

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          10.1.1.  Increase of Commitment; Extension of Expiration Date.

                   Increase the amount of the Revolving Credit Commitment of any Bank hereunder (other than pursuant to Section 2.10 hereof) or extend the Expiration Date;

          10.1.2. Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

          Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan, the Commitment Fee or any other fee payable to any Bank under this Agreement, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Bank under this Agreement, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Commitment Fee or any other fee payable to any Bank;

          10.1.3.  Release of Guarantor.

                   Release any Guarantor from its Obligations under its Guaranty Agreement or any other security for any of the Loan Parties' Obligations, provided that no such consent shall be required if a Guarantor is liquidated, dissolved or merged in compliance with Section 7.2.6 of this Agreement; or

          10.1.4.  Miscellaneous.

                   Amend Section 4.2 [Pro Rata Treatment of Banks], 9.6[Exculpatory Provisions, Etc.] or 9.13 [Equalization of Banks] or this
Section 10.1, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder;

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent or as the issuer of Letters of Credit shall be effective without the written consent of the Agent.

     10.2 No Implied Waivers; Cumulative Remedies; Writing Required.

          No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

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     10.3 Reimbursement and Indemnification of Banks by the Borrower; Taxes.

          The Borrower agrees unconditionally upon demand to pay or reimburse to each Bank (other than the Agent, as to which the Borrower's Obligations are set forth in Section 9.5 [Reimbursement of Agent By Borrower, Etc.]) and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including reasonable fees and expenses of counsel for each Bank except with respect to (b) and (c) below), incurred by such Bank (a) in connection with a default by the Borrower in the performance or observance of any covenant or condition in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder, (b) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (c) relating to any amendments, waivers or consents pursuant to the provisions hereof, (d) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (e) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or
(ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Bank's gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which consent shall not be unreasonably withheld. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Banks and the Agent if appropriate under the circumstances. The Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

     10.4 Holidays.

          Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods] with respect to Interest Periods under the Euro-Rate

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

Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

     10.5 Funding by Branch, Subsidiary or Affiliate.

          10.5.1.   Notional Funding.

                    Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 4.5 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to such Bank's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

          10.5.2.   Actual Funding.

                    Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section
10.5.2. If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank's use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 4.5 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

     10.6 Notices.

          Any notice, request, demand, direction or other communication (for purposes of this Section 10.6 only, a "Notice") to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., "e-mail") or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a "Website Posting") if Notice of such Website

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Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 10.6) in accordance with this Section 10.6; provided, that any notice of or relating to an Event of Default or Potential Default or termination of this Agreement or the Commitments shall be given or made only by methods (i),
(ii) or (iii) below. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on
Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.6. Any Notice shall be effective:

               (i)    In the case of hand-delivery, when delivered;

               (ii) If given by certified or registered mail, five (5) days after such Notice is deposited with the United States Postal Service, with postage prepaid, return receipt requested;

               (iii) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested, or if given by overnight delivery service, one (1) day after such Notice is delivered to such delivery service, charges prepaid, delivery receipt requested;

               (iv) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

               (v) In the case of a facsimile transmission, when sent to the applicable party's facsimile machine's telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

               (vi) In the case of electronic transmission, when actually received;

               (vii) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 10.6; and

               (viii) If given by any other means, when actually received.

Any Bank giving a Notice to a Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of its receipt of such Notice.

     10.7 Severability.

          The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     10.8  Governing Law.

           Each Letter of Credit and Section 2.9 [Letter of Credit Subfacility] shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

     10.9  Prior Understanding.

           This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior commitments.

     10.10 Duration; Survival.

           All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 7.1 [Affirmative Covenants], 7.2 [Negative Covenants] and 7.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Sections 9.5 [Reimbursement of Agent by Borrower, Etc.], 9.7 [Reimbursement of Agent by Banks, Etc.] and 10.3 [Reimbursement of Banks by Borrower; Etc.], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Commitments.

     10.11 Successors and Assigns.

               (i) This Agreement shall be binding upon and shall inure to the benefit of the Banks, the Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein except pursuant to any merger permitted by Section 7.2.6 of this Agreement. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower and the Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required (A) if an

Event of Default exists and is continuing, or (B) in the case of an assignment by a Bank to an Affiliate of such Bank, and (2) any assignment by a Bank to a Person other than an Affiliate of such Bank may not be made in amounts less than the lesser of Five Million and 00/100 Dollars ($5,000,000.00) or the amount of the assigning Bank's Commitment. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note or Term Note to the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder. Any Bank which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Bank shall pay to the Agent a service fee in the amount of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) for each assignment. In the case of a participation, the participant shall only have the rights specified in Section 8.2.3 [Set-off] (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 10.1.1 [Increase of Commitment, Etc.], 10.1.2 [Extension of Payment, Etc.], or 10.1.3 [Release of Collateral or Guarantor]), all of such Bank's obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Bank had not sold such participation.

               (ii) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 10.17 [Tax Withholding Clause] relating to federal income tax withholding. Each Bank may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section
10.12 [Confidentiality].

               (iii) Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Agent. No such pledge or grant of a security interest shall release the transferor Bank of its obligations hereunder or under any other Loan Document.

     10.12  Confidentiality.

            10.12.1.  General.

                      The Agent and the Banks each agree to keep confidential all information obtained or learned from any Loan Party or its Subsidiaries which is nonpublic or confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality of such information, (ii) to assignees and participants and prospective assignees and participants as contemplated by
Section 10.11, subject to the agreement of such persons to maintain the confidentiality thereof, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any governmental investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrower shall have consented in writing to such disclosure.

           10.12.2.  Sharing Information With Affiliates of the Banks.

                     Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Bank or by one or more Subsidiaries or Affiliates of such Bank and each of the Loan Parties hereby authorizes each Bank to share any information delivered to such Bank by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank in connection with offering or providing such services, it being understood that any such Subsidiary or Affiliate of any Bank receiving such information shall be bound by the provisions of Section 10.12.1 as if it were a Bank hereunder. Such Authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

     10.13 Counterparts.

           This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

     10.14 Agent's or Bank's Consent.

           Whenever the Agent's or any Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion exercised in good faith.

     10.15 Exceptions.

           The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided or clearly obvious, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

     10.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

           EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 10.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO THE FULL EXTENT PERMITTED BY LAW.

     10.17 Tax Withholding Clause.

           Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Bank or assignee or participant of a Bank) agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under (S) 1.1441-1(c)(16) of the Income Tax Regulations (the "Regulations")) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term "Withholding Certificate" means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under (S) 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in (S) 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Bank, assignee or participant required to deliver to the Borrower and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Bank which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Bank; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Bank, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under (S) 1.1441-7(b) of the Regulations. Further, the Agent is indemnified by the applicable Bank under (S) 1.1461-1(e) of the Regulations against any claims and demands of any Bank or assignee or participant of a Bank for the amount of any tax it deducts and withholds in accordance with regulations under (S) 1441 of the Internal Revenue Code.

     10.18 Joinder of Guarantors.

           Any Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to the terms hereof shall execute and deliver to the Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (ii) a Guaranty Agreement in substantially the form attached hereto as Exhibit 1.1(G)(2); and (iii) documents in the forms described in Section 6.1 [First Loans] modified as appropriate to relate to such Subsidiary. Any Subsidiary which is required to join this Agreement as a Guarantor pursuant to the terms hereof shall deliver such Guarantor Joinder, Guaranty Agreement and related documents to the Agent within fifteen (15) Business Days after, as the case may be, (i) the date of the Permitted Acquisition pursuant to which it was acquired or (ii) the date of the filing of such Subsidiary's articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.

     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:                                    Respironics, Inc., a Delaware
                                           corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________


ATTEST:                                    Respironics Novametrix, Inc., a
                                           Delaware corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    RIC Investments, Inc., a Delaware
                                           corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Respironics International, Inc.,
                                           a Delaware corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Swiftmed Corp., a Georgia corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Respironics Georgia, Inc., a Georgia
                                           corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Respironics Colorado, Inc., a
                                           Colorado corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________

ATTEST:                                    Childrens Medical Ventures, Inc., a
                                           Delaware corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    NTC Technology, Inc., a Delaware
                                           corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Respironics International Global
                                           Enterprises,  Inc., a Delaware
                                           corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Respironics California, Inc., a
                                           California corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Respironics HealthScan, Inc., a New
                                           Jersey corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Respironics Deutschland GmbH and Co.
                                           KG, a Federal Republic of Germany
                                           limited partnership

                                              By: Respironics
                                              Verwaltungsgesellschaft mbH, a
                                              Federal Republic of Germany
                                              corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________

ATTEST:                                    Respironics (HK) Ltd., a Hong Kong
                                           corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Respironics France S.A.R.L., a French
                                           corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    NTC Management, Inc., a Delaware
                                           corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Novametrix International Limited, a
                                           Delaware corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Novametrix Acquisition Corp., a
                                           Delaware corporation


By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Fiberoptic Medical Products, Inc., a
                                           Delaware corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________



ATTEST:                                    Wallingford Sales Corp., a Delaware
                                           corporation

By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________

                                           PNC Bank, National Association,
                                           individually as a Bank and as Agent

                                           By:__________________________________

                                           Title:_______________________________



                                           Citizens Bank of Pennsylvania,
                                           individually as a Bank and as
                                           Documentation Agent

                                           By:__________________________________

                                           Title:_______________________________



                                           Fleet National Bank, individually as
                                           a Bank and as Documentation Agent

                                           By:__________________________________

                                           Title:_______________________________



                                           Fifth Third Bank

                                           By:__________________________________

                                           Title:_______________________________



                                           National City Bank of Pennsylvania

                                           By:__________________________________

                                           Title:_______________________________



                                           Provident Bank

                                           By:__________________________________

                                           Title:_______________________________